Exhibit 2.1

EXECUTION VERSION

Dated 5 June 2013

ARDEN HOLDINGS LIMITED

and

ALOPUC LIMITED

and

KENMARE HOLDINGS LTD

AGREEMENT

for the sale and purchase of the entire

issued share capital of Atrium Underwriting

Group Limited

EXECUTION VERSION

Contents

Clause		Page
1	Definitions and interpretation	1

2	Conditions	1

3	Agreement to sell the Sale Shares	4

4	Consideration	4

5	Pre-Completion	4

6	Completion	5

7	Replacement of FAL	8

8	The Warranties	8

9	Claims against the Seller	12

10	Guarantee by the Buyer’s Guarantor	12

11	Non-solicitation and non-compete provisions	13

12	Dealing with and voting on the Sale Shares	14

13	Release and indemnity for outstanding Guarantees	15

14	Entire agreement	16

15	Effect of Completion	16

16	No right of termination	16

EXECUTION VERSION

17	Further assurances	16

18	Announcements and confidentiality	17

19	Severance	18

20	Set off	18

21	Alterations	18

22	Counterparts	18

23	Costs	18

24	Agreement binding	18

25	Rights of third parties	19

26	Remedies and waivers	19

27	Notices	19

28	Agent for service	20

29	Assignment	21

30	Governing law	21

31	Jurisdiction	22

Schedule 1 Information about the Group Part A—The Company		23

Schedule 2 The Warranties		35

Schedule 3 Completion		51

Schedule 4 Limitation on the liability of the Seller		56

Schedule 5 Pre-Completion Conduct and Undertakings		63

Schedule 6 Definitions and Interpretation		66

EXECUTION VERSION

THIS AGREEMENT is dated 5 June 2013 and is made BETWEEN:

(1)	ARDEN HOLDINGS LIMITED (company registration number 37470) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (the Seller);

(2)	ALOPUC LIMITED (company registration number 8538477) whose registered office is at Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL, UK (the Buyer); and

(3)	KENMARE HOLDINGS LTD (company registration number 30917) whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the Guarantor).

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 6 apply, unless the context requires otherwise.

2	Conditions

2.1	The sale and purchase of the Sale Shares is conditional on the satisfaction of all of the following conditions:

(a)	the PRA (in respect of the Managing Agent) and the FCA (in respect of Atrium Insurance Agency Limited) having given notice (whether or not subject to any conditions) in writing in accordance with section 189(4) or 189(7) of FSMA that they approve or have no objection to the Buyer and any other person who would by virtue of the acquisition of the Sale Shares on Completion become a controller of the Authorised Companies (in each case an Additional Notice Giver) acquiring control (within the meaning of section 181 of FSMA) of the Authorised Companies pursuant to this Agreement, or, in the absence of such notice, the PRA and/or the FCA (as the case may be) being treated in accordance with section 189(6) of FSMA as having approved the Buyer and each Additional Notice Giver acquiring control;

(b)	the Franchise Board having given notice (whether or not subject to any conditions) in writing in accordance with paragraph 43 of the Underwriting Byelaw (No. 2 of 2003) that it approves and has no objection to the Buyer and any other person who would by virtue of the acquisition of the Sale Shares on Completion become a controller of the Managing Agent (in each case a Lloyd’s Controller) acquiring control of the Managing Agent and control and controller shall have the meanings given to those expressions in of the Definitions Byelaw (No. 7 of 2005);

(c)	the Council having given notice (whether or not subject to any conditions) in writing in accordance with paragraph 12 of the Membership Byelaw (No.5 of 2005) that it approves or has no objection to the Buyer and each Lloyd’s Controller acquiring control of the Corporate Members; and

EXECUTION VERSION

(d)	Lloyd’s of London (Asia) Pte. Ltd. (Lloyd’s Asia) giving written notification at least 14 days prior to Completion to the Monetary Authority of Singapore under Regulation 18(4) of the Insurance (Lloyd’s Asia Scheme) Regulations in respect of the change in beneficial ownership of Atrium Insurance Agency (Asia) Pte. Ltd, a service company registered with Lloyd’s Asia under Regulation 6 of the Insurance (Lloyd’s Asia Scheme) Regulations, that will occur with effect from Completion.

The conditions listed in clause 2.1 are referred to as the Conditions.

2.2	The Buyer undertakes to use its reasonable endeavours to ensure that the Conditions are satisfied as soon as possible after the date of this Agreement and in any event by no later than 5:00pm on 4 October 2013 (the Long Stop Date).

2.3	Where the satisfaction of any Condition is subject to the satisfaction of any condition or conditions imposed by a Relevant Authority on the Buyer or the Group, the Buyer shall, and if such conditions are imposed on the Group, shall procure so far as it is able following Completion that the Group shall, comply with any such condition or conditions.

2.4	The Seller and the Buyer shall each promptly disclose to the other:

(a)	any matter (of which it is or becomes actually aware) which will or is reasonably likely to prevent any Condition set out in clause 2.1 from being fulfilled on or before the Long Stop Date;

(b)	any indication (of which it is or becomes actually aware) that any Relevant Authority may intend to withhold its approval of, or raise an objection to, or impose any condition on the acquisition of control by the Buyer and each Additional Notice Giver and/or Lloyd’s Controller;

(c)	any indication that the PRA or the FCA (as the case may be) is considering issuing a warning notice under section 189(4)(b) of FSMA or that any other Relevant Authority is considering taking any action or steps which would have a similar effect; or

(d)	any other material development regarding the fulfilment of the Conditions set out in clause 2.1 of which it becomes actually aware.

2.5	The Buyer shall (to the extent not undertaken at the date hereof) make all appropriate submissions, notifications and other filings in connection with, or required to satisfy, the Conditions (the Required Submissions) as soon as reasonably practicable and in any event shall submit drafts of the required submissions no later than 15 Business Days after the date of this Agreement. The Buyer shall, and shall procure that any Related Undertaking that is an Additional Notice Giver and/or Lloyd’s Controller shall, and shall use all its commercially reasonable endeavours to procure that any other Additional Notice Giver or Lloyd’s Controller shall, respond expeditiously to any request from Relevant Authorities for further information in connection with such Required Submissions.

EXECUTION VERSION

2.6	The Buyer shall at the same time provide the Seller with copies of the Required Submissions that are made by it or on its behalf pursuant to clause 2.5.

2.7	The Buyer undertakes to keep the Seller fully informed as to progress towards satisfaction of the Conditions and undertakes to:

(a)	to the extent reasonably practicable, provide the Seller (or advisers nominated by the Seller) with draft copies of all material submissions and communications to the Relevant Authorities in relation to satisfying the Conditions at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent (and, in completing such submissions or communications, the Buyer agrees to have due regard to any reasonable comments made by the Seller);

(b)	save as otherwise directed by a Relevant Authority, allow persons nominated by the Seller to attend all meetings with the Relevant Authority, and, where appropriate, to make oral submissions at such meetings; and

(c)	provide the Seller as soon as reasonably practicable with copies of any material written communication, and updates (written or oral) of the substance of any material oral communications with any Relevant Authority in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Seller, and, where practicable, to consult with the Seller before initiating any material new communication with a Relevant Authority, provided that nothing in this clause 2.7 shall oblige the Buyer to disclose to the Seller any commercially sensitive information.

2.8	The Seller shall, and shall procure that each Group Company shall, provide on reasonable notice such assistance and information about the Group and the business of the Group as may reasonably be required by the Buyer to enable it, any Additional Notice Giver and any Lloyd’s Controller to provide appropriate and complete submissions and responses to the Relevant Authorities in connection with the Required Submissions and the Seller shall, and shall procure that each Group Company shall, co-operate with the Buyer and the Relevant Authorities (as the case may be) to enable the Buyer to make the Required Submissions.

2.9	If either party becomes aware of the satisfaction of any Condition that party shall:

(a)	within two Business Days of becoming actually aware of that fact, give notice to the other party that the Condition has been satisfied; and

(b)	within two Business Days of becoming actually aware of that fact, provide the other party with copies of any written communication received from the Relevant Authority in relation to the satisfaction of the Condition where such communications have not been independently or simultaneously supplied to the other party.

EXECUTION VERSION

2.10	If the Conditions are not fulfilled on or before the Long Stop Date, then without prejudice to any rights which either party may have against the other party pursuant to the Share Purchase Documents, this Agreement shall automatically terminate.

3	Agreement to sell the Sale Shares

3.1	The Seller shall sell to the Buyer and the Buyer shall buy from the Seller the Sale Shares with full title guarantee and free from all Encumbrances.

3.2	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion.

3.3	The Seller irrevocably waives any rights of pre-emption conferred on it by the articles of association of the Company or otherwise over any of the Sale Shares.

3.4	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4	Consideration

4.1	The consideration for the sale of the Sale Shares shall be the payment by the Buyer to the Seller of the Purchase Price in cash.

4.2	The Seller covenants and undertakes to the Buyer that:

(a)	during the period from (and including) the Accounts Date to (and including) the date of this Agreement, there has been no Leakage other than Permitted Leakage and nor has there been created an entitlement to Leakage other than Permitted Leakage; and

(b)	during the period from (and including) the date of this Agreement until Completion, there will be no Leakage other than any Permitted Leakage and nor will there be created any entitlement to Leakage other than Permitted Leakage.

4.3	The Seller agrees to reimburse and indemnify the Buyer or such other Group Company as the Buyer will nominate, forthwith on receipt of written notice from the Buyer, for any Leakage in breach of the covenant and undertaking in clause 4.2.

4.4	The Buyer’s only remedy in relation to Leakage is that contained in clause 4.3.

5	Pre-Completion

5.1	The provisions of Schedule 5 shall apply.

5.2	Nothing in this clause 5 or Schedule 5 shall operate so as to restrict or prevent the following (of which the Buyer will be notified as soon as reasonably practicable so far as it is lawful for the Seller to do so and would not cause any Group Company to breach any contract, law or regulation):

EXECUTION VERSION

(a)	any matter reasonably undertaken in an emergency or disaster situation, with the intention of minimising any adverse effect thereof;

(b)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into prior to the date of this Agreement (including the Reinsurance Contracts), provided that any such contract or arrangement has been disclosed to the Buyer prior to the date of this Agreement;

(c)	the carrying out of any act or the undertaking of any matter necessary (in the reasonable belief of the Seller or the relevant Group Company) in order to ensure continued compliance with Applicable Laws (including any Applicable Laws relating to prudential matters);

(d)	committing to any Regulatory Authority to carry out any act or undertake any matter requested or required by it and the carrying out of any act resulting from such commitment, provided that before any such commitment or undertaking is given, the Buyer is notified of the matter and if reasonably practicable afforded an opportunity to participate in relevant communications with the Regulatory Authority (unless the Regulatory Authority does not permit such notification or participation);

(e)	the performance of any obligation under any Share Purchase Documents;

(f)	any matter undertaken at the written request of the Buyer; or

(g)	the making by a Group Company of any payment of Taxation to a Tax Authority.

5.3	Without prejudice to the generality of this clause 5, prior to Completion the Seller shall, and shall use all its commercially reasonable endeavours to procure that the Group Companies shall, subject to Applicable Laws and any obligations they may have under existing agreements with third parties, allow the Buyer and its agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records, and documents and reasonable access to individuals of or relating in whole or in part to the Group, provided that the obligations of the Seller under this clause shall not extend to allowing access to information which is:

(a)	reasonably regarded by the Seller as confidential to the activities of the Seller’s Group; or

(b)	commercially sensitive information of the Group Companies if such information cannot be shared with the Buyer prior to Completion in compliance with Applicable Laws.

6	Completion

6.1	Completion shall take place in escrow on the Completion Date at the offices of Norton Rose LLP at 3 More London Riverside, London, SE1 2AQ or at such other place as the parties may agree on or prior to the Completion Date.

EXECUTION VERSION

6.2	The sole condition of escrow (the Escrow Condition) shall be the release from the applicable trusts by Lloyd’s of the ING Letter of Credit and/or (if applicable) any other cash, assets, guarantees, letters of credit or other instruments which comprise the funds at Lloyd’s of Atrium 5 Limited immediately prior to Completion and which have either replaced (in whole or in part) the ING Letter of Credit or have been added as additional funds at Lloyd’s after the date of this Agreement, in each case as notified to the Buyer.

6.3	Pending satisfaction of the Escrow Condition any documents delivered by or on behalf of the Seller or the Buyer pursuant to this clause 6 shall not come into effect or be treated as having been delivered and any document which is expressed to be a deed shall not be treated as having been delivered and all such documents shall be held by the Buyer’s Solicitors or the Sellers’ Solicitors, as the case may be, subject to the terms of this Agreement.

6.4	Upon satisfaction of the Escrow Condition, all documents delivered by the Buyer or the Seller pursuant to this clause 6 and/or Schedule 3 shall be released from escrow and such documents shall be dated, and in the case of (i) documents to be delivered by the Seller, delivered to the Buyer’s Solicitors by the Seller’s Solicitors and (ii) documents to be delivered by the Buyer, delivered to the Seller’s Solicitors by the Buyer’s Solicitors.

6.5	If the Escrow Condition is not satisfied on or before 6pm on the tenth Business Day after the Completion Date (or such later date the parties may agree in writing) (the Escrow Failure Date) all of the documents and certificates which are the subject of the escrow shall have no force or effect and the documents and certificates delivered by the Seller shall be returned promptly to the Seller and the documents and certificates delivered by the Buyer and the amount paid by the Buyer pursuant to Schedule 3 shall be returned promptly to the Buyer, together with the interest that has accrued on the Purchase Price from the Completion Date to the date of return (at the overnight interest rate applicable to the client account of the Seller’s Solicitors), and the Seller shall procure that any Buyer FAL provided by the Buyer under clause 7(c) will be returned to or to the order of the Buyer, and this Agreement shall, subject to clause 6.9, thereafter cease to have any further effect.

6.6	At Completion:

(a)	the Seller shall do those things listed in Part A of Schedule 3; and

(b)	the Buyer shall do those things listed in Part B of Schedule 3.

6.7	If the Seller or the Buyer (the Affected Party) fails or is unable to comply with any of its obligations under clause 6.6 or Schedule 3 on the Completion Date then the other (the Unaffected Party) may:

(a)	defer Completion (by notice to the Affected Party) to a date (being a Business Day) not more than 20 Business Days after that date (in which case the provisions of this clause 6.7 and clauses 6.6 and 6.8 shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable but without prejudice to the Unaffected Party’s rights where the Affected Party has not complied with its obligations under this Agreement.

EXECUTION VERSION

6.8	If the Affected Party fails or is unable to comply with its obligations under paragraphs 1(a), 1(d) or 1(e) of Part A of Schedule 3 (where the Affected Party is the Seller) or paragraph 1(a)(i) or 1(b) of Part B of Schedule 3 (where the Affected Party is the Buyer) on any date to which Completion is deferred in accordance with clause 6.7(a), the Unaffected Party shall have the right, in addition to its rights in clauses 6.7(a) and 6.7(b), to terminate this Agreement on such date by notice to the Affected Party.

6.9	If this Agreement is terminated in accordance with clause 6.8 or ceases to have effect in accordance with clause 6.5, all rights and obligations of the Seller and the Buyer under this Agreement shall end (except for rights and obligations under the Surviving Provisions which shall remain in full force and effect), provided that nothing in this clause 6.9 shall limit any rights or obligations of either party under this Agreement which have accrued before termination.

6.10	On and after Completion the Seller shall do those things listed in Part C of Schedule 3.

6.11	If this Agreement is terminated in accordance with clause 2.10 or clause 6.8 or ceases to have effect in accordance with clause 6.5 and at such time Arden Reinsurance Company Ltd. (a company registered in Bermuda under number 37526) (Arden Re) is a direct or indirect subsidiary of Enstar Group Limited, the Buyer and the Guarantor shall procure that Arden Re shall if requested by the Seller within five Business Days of such termination or cessation, execute and deliver to the Seller originals of the Commutation Agreements duly executed by Arden Re within five Business Days of such request.

6.12	If:

(a)	the Agreement is terminated or otherwise ceases to have effect (other than as a result of the Buyer buying the Sale Shares on or before the Long Stop Date); and

(b)	the Commutation Agreements are executed on or before the fifth Business Day following the date on which the Agreement is terminated or otherwise ceases to have effect,

then the Buyer shall, upon demand by the Seller, indemnify (on an after-tax basis) each Group Company which is a party to any such Commutation Agreements for any Taxation which such Group Company is liable (or would, but for the fact that it has mitigated any such Taxation by using a Relief which would otherwise be available to it to mitigate any other Taxation) to pay as a result of the entry into, the terms of, or the performance of any of the Commutation Agreements to the extent that such Taxation arises as a result of the commutation of the reinsurance in respect of the 2013 financial year.

EXECUTION VERSION

7	Replacement of FAL

In the period from the date of this Agreement to the earlier of (i) the date on which the Escrow Condition is satisfied and (ii) the Escrow Failure Date:

(a)	the Seller shall take reasonable steps to inform Lloyd’s reasonably in advance of the proposed substitution of the Group FAL by the Buyer FAL (as defined in clause 7(d));

(b)	the Buyer and the Seller shall co-operate with each other and with Lloyd’s in respect of such substitution and take reasonable steps to arrange the execution of all necessary documents and/or procure that the relevant member(s) of their respective groups shall execute such necessary documents, including (as may be required) a deed of total release, determination and substitution in respect of the Group FAL and such trust deeds in each case in the form required by the Council pursuant to which Lloyd’s will hold the Buyer FAL;

(c)	(without prejudice to limb (d) of the definition of Permitted Leakage), the Seller shall procure the payment by the relevant Group Company of all fees and other amounts that are or will become due to ING in respect of the ING Facility Documents up to the date at which the ING Letter of Credit will be released;

(d)	following receipt of confirmation of the payment of the fees and other amounts referred to in clause 7(c), the Buyer shall deliver to Lloyd’s cash, assets, letters of credit and/or guarantees in each case acceptable to the Council as funds at Lloyd’s (the Buyer FAL) in such amount as is required by Lloyd’s to be provided in respect of the Corporate Members in order to allow the release of the ING Letter of Credit, provided that (without prejudice to clauses 2.2 and 2.3 of this Agreement) the Buyer shall not be obliged to provide Buyer FAL in an amount exceeding the Group FAL; and

(e)	the Seller shall request ING to issue each notice required to be issued by ING pursuant to the ING Deed of Release or the ING Lien Termination Letter.

8	The Warranties

8.1	The Seller warrants to the Buyer that each of the Seller’s Warranties is true and accurate as at the date of this Agreement.

8.2	The Buyer warrants to the Seller that each of the Buyer’s Warranties is true and accurate as at the date of this Agreement.

8.3	The Guarantor warrants to the Seller that each of the Guarantor’s Warranties is true and accurate as at the date of this Agreement.

8.4	The Seller’s Warranties (other than the Title and Capacity Warranties) are qualified by those matters fairly disclosed in this Agreement and in the Disclosure Letter and for this purpose fairly disclosed means disclosed in such manner and in such detail as to enable a reasonable buyer, having received the assistance, information and advice received by the Buyer in relation to the Group Companies, to make an informed and accurate assessment of the matter concerned. No warranty or representation is given as to the accuracy or completeness of any statements (including any statements of opinion) contained in the Disclosure Letter.

EXECUTION VERSION

8.5	The Seller’s Warranties other than the Title and Capacity Warranties are further qualified by and the Buyer is deemed to have knowledge of the documents and information contained in the Data Room details of which are set out in the Data Room Index.

8.6	In each Seller’s Warranty, where any statement is qualified as being made “so far as the Seller is aware” or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Steve Cook, Kirsty Steward, Richard Harries and James Lee.

8.7	Each of the paragraphs in Part A of Schedule 2 shall be construed as a separate and independent Warranty and the Buyer or the Seller (as the case may be) shall have a separate claim and right of action in respect of each breach of a Warranty.

8.8	The only Seller’s Warranties given:

(a)	in respect of Intellectual Property Rights and data protection are those contained in paragraph 16 of Part A of Schedule 2 and each of the other Seller’s Warranties shall be deemed not to be given in respect of Intellectual Property Rights;

(b)	in respect of employment or pension matters are those contained in paragraphs 12 and 13 of Part A of Schedule 2 and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters;

(c)	in respect of Taxation are those contained in paragraph 19 of Part A of Schedule 2 and each of the other Seller’s Warranties shall be deemed not to be given in respect of Taxation; and

(d)	in respect of regulatory compliance are those contained in paragraph 8 of Part A of Schedule 2 and each of the other Seller’s Warranties shall be deemed not to be given in respect of regulatory compliance.

8.9	The Buyer acknowledges that the Seller’s Warranties, and the warranties given by clause 3.1 are the only warranties, representations or other assurances of any kind given by or on behalf of the Seller.

8.10	Notwithstanding anything to the contrary set out in this Agreement but without prejudice to clause 8.9, no other statement, promise or forecast made by or on behalf of the Seller may form the basis of, or be pleaded in connection with, any claim against the Seller and, without prejudice to the provisions of clause 14 (Entire Agreement), the Buyer acknowledges and agrees, that the Seller makes no representation or warranty as to:

(a)	any projections, estimates, budgets, statements of intent or statements of opinion delivered to or made available to the Buyer or any of its directors, officers, employees, agents or advisers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Group Companies; or

EXECUTION VERSION

(b)	any other information or documents made available to the Buyer or any of its directors, officers, employees, agents or advisers with respect to the Seller or the Group Companies or any of their businesses, assets, liabilities or operations, on or prior to the date of this Agreement, including in the documents provided in the Data Room.

8.11	None of the Seller’s Warranties nor any other provision of the Share Purchase Documents shall be construed as a representation or warranty as to any judgement based on actuarial principles, practices or analyses by whomsoever made or as to the future fulfilment of any assumption. In particular, and without prejudice to the generality of the foregoing:

(a)	the Buyer acknowledges and agrees with the Seller that the Buyer is responsible for assessing the adequacy of the liabilities, provisions for claims (whether in respect of reported claims or in respect of liabilities or claims which have been incurred but not reported), premiums, policy benefits, expenses and any other reserves of the Group Companies, as far as applicable, in respect of the insurance business of the Group (the Reserves);

(b)	no representation or warranty is made by or on behalf of the Seller or any member of the Seller’s Group as to the adequacy of the amount of the Reserves or as to the value in force of any of the policies comprised within the insurance business of the Group (whether as represented in the Accounts or otherwise); and

(c)	notwithstanding anything otherwise contained in the Share Purchase Documents, no provision of any such document shall be construed as constituting, directly or indirectly, such a representation or warranty and none of the Seller or any member of the Seller’s Group nor any of its or their officers, employees or advisers shall be under any liability to any member of the Buyer’s Group or any other person to the extent that (for whatever reason) that member of the Buyer’s Group or other person suffers any loss or liability as a consequence of its, or its advisers’, assessment of the adequacy of the amount of the Reserves being in any way inaccurate.

8.12	The Buyer acknowledges and agrees that:

(a)	it is an informed and sophisticated person, and it or one of its Related Undertakings on its behalf has engaged expert advisors experienced in the evaluation and acquisition of companies such as the transaction as contemplated hereby;

(b)	it or one of its Related Undertakings on its behalf has conducted due diligence on the Group Companies and has been provided with, and has evaluated, such documents and information in the Data Room as it has deemed necessary to enable it to make an informed and rational decision with respect to the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby;

EXECUTION VERSION

(c)	it or one of its Related Undertakings on its behalf has received all materials relating to the business of the Group Companies available in the Data Room and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty given by the Seller hereunder or to otherwise evaluate the merits of the transaction contemplated hereby; and

(d)	in making the decision to consummate the transaction contemplated hereby, the Buyer has relied upon its or one of its Related Undertaking’s advisors, including but not limited to, its or their professional, legal, financial, tax and other advisors.

8.13	The Seller’s Warranties (other than the Title and Capacity Warranties) are subject to the following matters:

(a)	any matter which is fairly disclosed (as defined in clause 8.4) in this Agreement, in the Disclosure Letter or in the documents provided in the Data Room;

(b)	all matters which would be revealed by making a search in respect of the Group Companies on the date two Business Days before the date of this Agreement on the public file at:

(i)	Companies House in the UK;

(ii)	the Companies Court in the UK; and

(iii)	the Financial Services Register and the websites of the FCA and the PRA;

and in the case of Group Companies incorporated in jurisdictions other than England and Wales, the equivalent registers and websites for that applicable jurisdiction;

(c)	all matters provided for or noted (to the extent of such provision or note) in the Accounts; and

(d)	all matters fairly disclosed (as defined in clause 8.4) in the Information Memorandum for the purpose of the proposed acquisition of the Sale Shares by the Buyer.

8.14	References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Part A of Schedule 2 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties (other than the Title and Capacity Warranties) as a whole.

8.15	The Warranties shall not in any respect be extinguished or affected by Completion.

8.16	The Buyer shall not be entitled to make a claim in respect of the Seller’s Warranties (other than a claim in respect of the Title and Capacity Warranties) after Completion where the matter giving rise to such claim was known or ought reasonably to have been known to the Buyer and/or any of its advisers (being those advisers which have been engaged specifically in connection with the subject matter of this Agreement) before the date of this Agreement.

EXECUTION VERSION

8.17	The Title and Capacity Warranties and those Seller’s Warranties set out in paragraph 18 (Insolvency) of Part A of Schedule 2 shall be deemed to be repeated immediately before Completion, with reference to those facts and circumstances then prevailing and for this purpose a reference in any of those Warranties to the date of this Agreement shall be construed as a reference to the Completion Date.

9	Claims against the Seller

In the absence of fraud or dishonesty by or on behalf of the Seller, the provisions of Schedule 4 shall apply in relation to the liability of the Seller in respect of any Relevant Claim and (to the extent set out in Schedule 4) in relation to the liability of the Seller under the Taxation Deed.

10	Guarantee by the Buyer’s Guarantor

10.1	In consideration of the Seller entering into this Agreement, the Buyer’s Guarantor unconditionally and irrevocably guarantees to the Seller the due and punctual performance of all the obligations and liabilities of the Buyer to make payment under or otherwise arising out of or in connection with this Agreement and the Taxation Deed (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced) and undertakes to keep the Seller fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which any of them may suffer or incur directly as result of any failure or delay by the Buyer in the performance of any such obligations and liabilities.

10.2	If any outstanding obligation or liability of the Buyer expressed to be the subject of the guarantee contained in this clause 10 (the Buyer’s Guarantee) is not or ceases to be valid or enforceable against the Buyer (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Buyer or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Buyer, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of the Buyer, or the Buyer taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), the Buyer’s Guarantor shall nevertheless be liable to the Seller in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Buyer’s Guarantor were the principal debtor in respect thereof.

10.3	The liability of the Buyer’s Guarantor under the Buyer’s Guarantee shall not be discharged or affected in any way by:

(a)	the Seller compounding or entering into any compromise, settlement or arrangement with the Buyer, any co-guarantor or any other person; or

(b)	any variation, extension, increase, renewal, determination, release or replacement of any of the Share Purchase Documents, whether or not made with the consent or knowledge of the Buyer’s Guarantor; or

(c)	the Seller granting any time, indulgence, concession, relief, discharge or release to the Buyer, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Buyer, any co-guarantor or any other person; or

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(d)	any other matter or thing which, but for this provision, might exonerate or affect the liability of the Buyer’s Guarantor.

10.4	The Seller shall not be obliged to take any steps to enforce any rights or remedy against the Buyer or any other person before enforcing the Buyer’s Guarantee.

10.5	The Buyer’s Guarantee is in addition to any other security or right now or hereafter available to the Seller and is a continuing security notwithstanding any entering into liquidation, administration or insolvency by the Buyer or steps being taken by any person with a view to any of those things or other incapacity of the Buyer or the Buyer’s Guarantor or any change in the ownership of either of them.

10.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Buyer’s Guarantee, the Buyer’s Guarantor:

(a)	waives all of its rights of subrogation, reimbursement and indemnity against the Buyer and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from the Buyer or any co-guarantor in respect of any such rights and not to prove in competition with the Seller in the bankruptcy, liquidation or insolvency of the Buyer or any such co-guarantor; and

(b)	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Buyer’s Guarantor by the Buyer, any co-guarantor or any other person liable to any of the Seller in respect of the obligations hereby guaranteed if and so long as the Buyer is in default under this Agreement.

10.7	Any moneys received by the Seller under the Buyer’s Guarantee may be placed to the credit of a suspense account with a view to preserving the rights of the Seller to prove for the whole of its claims against the Buyer or any other person.

10.8	If the Buyer’s Guarantee is discharged or released in consequence of any performance by the Buyer of the guaranteed obligations which is set aside for any reason, the Buyer’s Guarantee shall be automatically reinstated in respect of the relevant obligations.

11	Non-solicitation and non-compete provisions

11.1	Subject to clause 11.2, the Seller undertakes with the Buyer (for itself and as trustee for each member of the Buyer Group and their respective directors, officers and employees) that it shall not, and shall procure that no subsidiary of the Seller (for so long as each such subsidiary remains a subsidiary of the Seller) shall, without the prior written consent of the Buyer, whether by itself, through its employees or agents or third parties, whether directly or indirectly:

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(a)	for a period of two years from Completion establish, carry on or be interested in or in any way assist any business which is a Lloyd’s managing agent whose syndicates underwrite insurance and reinsurance policies of the classes underwritten at the date of this Agreement, by, and in competition with, Syndicate 570 or Syndicate 609, save that nothing in this clause 11.1(a) shall operate to prohibit the Seller or any member of the Seller’s Group (alone or with any associated person) from: (i) holding up to 5 per cent of the shares of any company or group, the shares of which are listed or dealt in on a recognised stock exchange; or (ii) taking any action for the sole purpose of the run-off of its insurance and/or reinsurance business; or

(b)	for a period of two years from Completion solicit or entice away or endeavour to solicit or entice away from any Group Company or offer employment to any Senior Employee and whether or not that person would commit any breach of their contract of employment by reason of leaving the service of that Group Company; or

(c)	for a period of two years from Completion solicit or entice away or endeavour to solicit or entice away from any Group Company any parties for whom such Group Company has underwritten insurance or reinsurance risks in the two years up to and including the date of this Agreement.

11.2	The Seller agrees with the Company and the Buyer (for itself and as trustee for each member of the Buyer Group and their respective directors, officers and employees) that the restrictive covenants in clause 11.1 are reasonable and necessary for the protection of the value of the Sale Shares and the Group and that having regard to that fact those covenants do not work harshly on it. While those restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified, or if the periods referred to were reduced or the range of services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

11.3	The Seller undertakes with the Company and the Buyer that it shall not, and shall procure that no subsidiary of the Seller (for so long as each such subsidiary remains a subsidiary of the Seller) shall at any time after Completion use or interfere with the use by the Buyer or the Company of the name “Atrium” or any other name which in the Buyer’s reasonable opinion is capable of confusion with that name.

12	Dealing with and voting on the Sale Shares

12.1	The Seller hereby declares that for so long as it remains the registered holder of any of the Sale Shares after Completion it shall:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them on trust for the Buyer and its successors in title; and

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(b)	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Buyer or any such successor may direct.

12.2	The Seller hereby appoints the Buyer as its lawful attorney for the purpose of doing any act or thing which the Seller could, as a member of the Company, do (including receiving notices of and attending and voting at all meetings of the Company) from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Sale Shares. For such purpose, the Seller authorises:

(a)	the Company to send any notices in respect of the Sale Shares to the Buyer; and

(b)	the Buyer to complete in such manner as it thinks fit consents to short notice and any other document required to be signed by the Seller in its capacity as a member.

13	Release and indemnity for outstanding Guarantees

13.1	The Seller shall:

(a)	use all its commercially reasonable endeavours to secure with effect from Completion the release of the Group Companies, without cost to any Group Company, from any Guarantees, other contingent liabilities and charges binding on any Group Company in respect of any liabilities of the Seller or any member of the Seller’s Group (including, if required, offering its own Guarantee or liability on the same terms as and in substitution for the existing Guarantee or other liability of each Group Company); and

(b)	pay to the Buyer (for itself and as trustee for each Group Company) an amount equal to all Losses which it or any Group Company may suffer or incur in respect of any claim, made under or in respect of any such Guarantees or other contingent liabilities and charges after Completion.

13.2	The Buyer shall:

(a)	use all its commercially reasonable endeavours to secure with effect from Completion the release of the Seller, without cost to the Seller, from any Guarantees and other contingent liabilities binding on the Seller or any member of the Seller’s Group in respect of any liabilities of the Group Companies (including, if required, offering its own Guarantee or liability on the same terms as and in substitution for the existing Guarantee or other liability of the Seller) in each case which have been disclosed to the Buyer prior to the date of this Agreement; and

(b)	pay to the Seller (for itself and as trustee for each member of the Seller’s Group) an amount equal to all Losses which it or any member of the Seller’s Group may suffer or incur in respect of any claim, made under or in respect of any such Guarantees or other contingent liabilities after Completion.

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14	Entire agreement

14.1	Each party acknowledges and agrees for itself (and as agent for each of its respective Related Undertakings) that:

(a)	the Share Purchase Documents constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Share Purchase Documents;

(b)	by entering into the Share Purchase Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Share Purchase Documents or not and whether made in writing or not) other than as expressly set out in the Share Purchase Documents;

(c)	the only rights or remedies available to any party in connection with the Share Purchase Documents shall be solely for breach of contract except as otherwise expressly provided for in this Agreement; and

(d)	nothing in this clause, and no other limitation in this Agreement, shall exclude or limit any liability for fraud.

15	Effect of Completion

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Buyer’s rights in relation to this Agreement or the Taxation Deed.

16	No right of termination

Save in respect of a breach of clauses 11 and 18 of this Agreement in respect of which the Buyer shall be entitled to the remedy of injunctive relief and/or specific performance or in relation to clause 4.3 of this Agreement in respect of which the Buyer shall be entitled to indemnification and reimbursement, the sole remedy of the Buyer against the Seller under this Agreement shall be an action in damages and the sole remedy of the Buyer against the Seller under the Taxation Deed shall be a claim in accordance with the terms of the Taxation Deed. Save as provided in clause 2, clause 6.5 or clause 6.8, the Buyer shall not be entitled to terminate or rescind this Agreement or the Taxation Deed by reason of any Relevant Claim, claim under the Taxation Deed or for any other reason.

17	Further assurances

The Seller shall execute or, so far as it is able, procure that any necessary third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require to give effect to this Agreement and any documents entered into pursuant to it and to give to the Buyer the full benefit of all the provisions of this Agreement.

EXECUTION VERSION

18	Announcements and confidentiality

18.1	Subject to clause 18.2, no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by either party (or any of its respective Related Undertakings) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

18.2	Clause 18.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body (including any Taxation Authority and any Regulatory Authority) or court of competent jurisdiction (Relevant Body) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

18.3	Subject to clause 18.5, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing its obligations under the Share Purchase Documents which relates to:

(a)	the subject matter and provisions of the Share Purchase Documents;

(b)	the negotiations relating to the Share Purchase Documents; or

(c)	the other party.

18.4	Subject to clause 18.5, after Completion the Seller shall

(a)	not disclose or use the Confidential Information unless it has first obtained the Buyer’s permission; and

(b)	ensure that no member of the Seller’s Group discloses or uses the Confidential Information unless it has first obtained the Buyer’s permission.

18.5	A party may disclose information which would otherwise be confidential and the Seller may disclose Confidential Information if and to the extent:

(a)	required by the law of any relevant jurisdiction;

(b)	required by any Relevant Body to which the party making the disclosure is subject, whether or not such requirement has the force of law;

(c)	required to vest the full benefit of this Agreement in either party;

(d)	disclosure is made to its Related Undertakings and/or its Representatives, provided that any such Related Undertaking or Representative is first informed of the confidential nature of the information and such Related Undertaking or Representative acts in accordance with the provisions of clause 18.3 as if it were a party hereto;

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(e)	the information has come into the public domain through no fault of that party; or

(f)	the other party has given prior written approval to the disclosure,

provided that any disclosure shall, so far as it practicable, be made only after consultation with the other party and taking into account its reasonable requirements regarding the timing and manner of disclosure.

19	Severance

Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining parts of this Agreement shall not be affected or impaired, it being the parties’ intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

20	Set off

The Buyer shall not be entitled to set off any sum due by it to the Seller against any sum due by the Seller to the Buyer under or in relation to this Agreement or the Taxation Deed and all such sums shall be paid free and clear of all deductions and withholdings save for any which may be required by law.

21	Alterations

No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

22	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but taken together, they shall constitute one and the same instrument.

23	Costs

Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement, the Taxation Deed and all ancillary documents.

24	Agreement binding

This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

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25	Rights of third parties

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

26	Remedies and waivers

The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by either party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of either party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

27	Notices

27.1	A notice or other communication given under or in connection with this Agreement must be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

27.2	The Permitted Method means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address

First class pre-paid post	Two Business Days after posting

Prepaid air-mail	Six Business Days after posting

Fax transmission	On confirmed completion of transmission

EXECUTION VERSION

27.3	The Notified Addresses of each of the parties is as set out below:

Name of party	Address	Fax number	Marked for the attention of:
Arden Holdings Limited	Purvis House – 2nd floor 29 Victoria Street Hamilton HM 10 Bermuda	441-292-2702	Richard Lutenski

Alopuc Limited	Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL, UK	+11 44 1483 452 644	Alan Turner

Kenmare Holdings Ltd	Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM11, Bermuda	441-296-0895	Richard Harris

or such other Notified Address as either of the parties may, by notice to the other, substitute for their Notified Address set out above.

28	Agent for service

28.1	The Guarantor irrevocably appoints Enstar (EU) Limited (company registration number 3168082) whose registered office is at Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL, UK as its agent to receive service on its behalf in England and agrees that:

(a)	service shall be deemed completed on delivery to Enstar (EU) Limited’s registered office whether or not the relevant proceedings are received by Enstar (EU) Limited and clause 27.2 shall apply to determine the deemed time of service as if references in that clause to the giving of a notice were to the service of any proceedings arising out of or in connection with this Agreement;

(b)	if for any reason Enstar (EU) Limited ceases to act as the Guarantor’s agent or no longer has an address in England, the Guarantor shall within 20 Business Days appoint a substitute agent (the identity of whom shall have been agreed in advance with the Seller) with an address in England and shall give notice to the Seller of the substitute agent’s name, address, together with a copy of the substitute agent’s acceptance of the appointment; and

(c)	service on Enstar (EU) Limited shall constitute effective service on the Guarantor unless and until the Seller receives notice in accordance with clause 28.1(b) from the Guarantor of the appointment of any substitute agent and with effect from the Seller’s receipt of such notice the substitute agent shall be deemed to be the Guarantor’s agent for the purposes of this clause 28.

EXECUTION VERSION

28.2	The Seller irrevocably appoints Norose Notices Limited as its agent to receive service on its behalf in England and agrees that:

(a)	service shall be deemed completed on delivery to Norose Notices Limited’s registered office whether or not the relevant proceedings are received by Norose Notices Limited and clause 27.2 shall apply to determine the deemed time of service as if references in that clause to the giving of a notice were to the service of any proceedings arising out of or in connection with this Agreement;

(b)	if for any reason Norose Notices Limited ceases to act as the Seller’s agent or no longer has an address in England, the Seller shall within 20 Business Days appoint a substitute agent (the identity of whom shall have been agreed in advance with the Seller) with an address in England and shall give notice to the Buyer of the substitute agent’s name, address, together with a copy of the substitute agent’s acceptance of the appointment; and

(c)	service on Norose Notices Limited shall constitute effective service on the Seller unless and until the Buyer receives notice in accordance with clause 28.2(b) from the Seller of the appointment of any substitute agent and with effect from the Buyer’s receipt of such notice the substitute agent shall be deemed to be the Seller’s agent for the purposes of this clause 28.

28.3	Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

29	Assignment

29.1	Neither the Seller nor the Buyer shall, and neither shall the Seller nor the Buyer purport to, assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement or the Taxation Deed nor grant, declare, create or dispose of any right or interest in this Agreement or the Taxation Deed without the prior written consent of the other.

29.2	The benefit of rights under this Agreement (including the Warranties) and the Taxation Deed shall be freely assignable by the Seller to another member of the Seller’s Group (the Seller’s Assignee), provided that, if the Seller’s Assignee ceases to be a member of the Seller’s Group, the Seller shall procure that the Seller’s Assignee shall assign its rights to a member of the Seller’s Group and, until such assignment becomes effective, such rights shall cease to be enforceable.

29.3	Any purported assignment in contravention of this clause 29 shall be void.

30	Governing law

30.1	This Agreement and any non-contractual obligations connected with it shall be governed by English law.

30.2	The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

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31	Jurisdiction

31.1	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)	determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings);

(b)	grant interim remedies, or other provisional or protective relief.

31.2	The parties submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against the parties or any of their respective assets in such courts.

31.3	Nothing contained in this clause shall limit the right of any party to commence any proceedings, suit or action seeking the enforcement of any judgment obtained in the courts of England and Wales (“Enforcement Proceedings”) against any other party in any other court of competent jurisdiction nor shall taking of Enforcement Proceedings in one or more jurisdictions preclude the taking of Enforcement Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

31.4	Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or after Completion to the venue of any Enforcement Proceedings in any such court as is referred to in clause 31.3 and any claim that any such Enforcement Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Enforcement Proceedings brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

IN WITNESS whereof, this Agreement has been executed and delivered as a Deed the day and year first above written.

EXECUTION VERSION

Schedule 1

Information about the Group

Part A—The Company

Name of Company	Atrium Underwriting Group Limited
Date and place of incorporation	England and Wales, 04/10/1993

Registered number	2860390

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£17,060,405 composed of 17,060,405 ordinary shares of £1 each

Directors

Mr James Robert Francis Lee

Mr Charles Albert Brizius

Mr Steven James Cook

Ms Ann Francis Godbehere

Mr Steven Bennett Gruber

Mr Richard de Winton Wilkin Harries

Mr Malte Johannes Janzarik

Mr Richard Paul Lutenski

Mr Nicholas Carl Marsh

Mr Scott Peter Moser

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

EXECUTION VERSION

Part B—The Subsidiaries

Name of Company	Atrium Underwriting Holdings Limited
Date and place of incorporation	England and Wales, 11/10/1993

Registered number	2861307

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£22,500,000 composed of 2,250,000 ordinary shares of £10 each

Shareholder(s)	No. and class of shares	Registered holder
	2,250,000 ordinary shares	Atrium Underwriting Group Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium Insurance Agency Limited
Date and place of incorporation	England and Wales, 09/11/2006

Registered number	5993519

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£500,000 composed of 500,000 ordinary shares of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	500,000 ordinary shares	Atrium Underwriting Group Limited

EXECUTION VERSION

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Peter John Hargrave Mr Richard de Winton Wilkin Harries Mr David Wade

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium Insurance Agency (Asia) Pte. Ltd.
Date and place of incorporation	Singapore, 12/11/2008

Registered number	200821514H

Registered office	8, Marina View, #15-01 Asia Square Tower 1, Singapore (018960)

Issued share capital	SGD50,000 composed of 50,000 ordinary shares of SGD1 each

Shareholder(s)	No. and class of shares	Registered holder
	50,000 Ordinary	Atrium Underwriting Group Limited

Directors	Mr Steven James Cook Mr Peter John Hargrave Mr Richard de Winton Wilkin Harries Mr Mark Williams Hollingworth Mr James Robert Francis Lee

Secretary	Ms Lee Lih Feng

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium 5 Limited
Date and place of incorporation	England and Wales, 11/10/1993

Registered number	2861145

EXECUTION VERSION

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Group Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium Risk Management Services (British Columbia) Limited
Date and place of incorporation	Canada, 30/10/2009

Registered number	BC0865168

Registered office	Fasken Martineau DuMoulin LLP, 2900-500 Burrard Street, Vancouver, British Columbia, V6C 0A3

Issued share capital	CAD50,000 composed of 50,000 Common Shares of CAD1 each

Shareholder(s)	No. and class of shares	Registered holder
	50,000 Common	Atrium Underwriting Group Limited

Directors	Mr Lee James Greenway Mr James Robert Francis Lee Mr Peter John Hargrave Mr Richard de Winton Wilkin Harries

Secretary	James Robert Francis Lee

Auditors	None

Accounting reference date	31 December

EXECUTION VERSION

Name of Company	Atrium Underwriters Limited
Date and place of incorporation	England and Wales, 14/11/1985

Registered number	1958863

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£400,000 composed of 100 “A” Ordinary Shares and 399,900 “B” Ordinary Shares of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	100 “A” Ordinary Shares 399,900 “B” Ordinary Shares	Atrium Underwriting Group Limited Atrium Underwriting Group Limited

Directors

Mr James Robert Francis Lee

Ms Kirsty Helen Steward

Mr James Malcom Cox

Mr Steven James Cook

Mr Toby Douglas Drysdale

Ms Ann Frances Godbehere

Mr Richard de Winton Wilkin Harries

Mr Richard Paul Lutenski

Mr Nicholas Carl Marsh

Mr Scott Peter Moser

Mr Samit Shah

Mr Andrew Dennis Winyard

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

EXECUTION VERSION

Name of Company	Atrium Risk Management Services (Washington) Limited
Date and place of incorporation	Washington, U.S.A., 01/04/2009

Registered number	602-912-499

Registered office	Corporation Service Company, 300 Deschutes Way SW, Suite 304, Tumwater, Washington, 98501

Issued share capital	USD25,000 composed of 2,500 Common shares of USD10 each

Shareholder(s)	No. and class of shares	Registered holder
	2,500 Common Shares	Atrium Underwriting Group Limited

Directors	Mr Richard de Winton Wilkin Harries Mr Lee James Greenway Mr James Robert Francis Lee Mr Peter John Hargrave

Secretary	Mr R. Dean Conlin

Auditors	None

Accounting reference date	31 December

Name of Company	Atrium Group Services Limited
Date and place of incorporation	England and Wales, 07/12/2006

Registered number	6022662

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Group Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

EXECUTION VERSION

Name of Company	Atrium 1 Limited
Date and place of incorporation	England and Wales, 11/10/1993

Registered number	2861129

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium 2 Limited
Date and place of incorporation	England and Wales, 11/10/1993

Registered number	2861131

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

EXECUTION VERSION

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium 3 Limited
Date and place of incorporation	England and Wales, 11/10/1993

Registered number	2861134

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium 4 Limited
Date and place of incorporation	England and Wales, 11/10/1993

Registered number	2861143

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

EXECUTION VERSION

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium 6 Limited
Date and place of incorporation	England and Wales, 30/07/1997

Registered number	3411497

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

EXECUTION VERSION

Name of Company	Atrium 7 Limited
Date and place of incorporation	England and Wales, 30/07/1997

Registered number	3411536

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium 8 Limited
Date and place of incorporation	England and Wales, 30/07/1997

Registered number	3411529

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

EXECUTION VERSION

Name of Company	Atrium 9 Limited
Date and place of incorporation	England and Wales, 30/07/1997

Registered number	3411534

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	Atrium 10 Limited
Date and place of incorporation	England and Wales, 30/07/1997

Registered number	3411528

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£1 composed of 1 ordinary share of £1

EXECUTION VERSION

Shareholder(s)	No. and class of shares	Registered holder
	1 ordinary share	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

Name of Company	609 Capital Limited
Date and place of incorporation	England and Wales, 09/09/1994

Registered number	2966649

Registered office	Room 790 Lloyds, 1 Lime Street, London, EC3M 7DQ

Issued share capital	£25,000 composed of 25,000 ordinary shares of £1 each

Shareholder(s)	No. and class of shares	Registered holder
	25,000 ordinary shares	Atrium Underwriting Holdings Limited

Directors	Mr James Robert Francis Lee Mr Steven James Cook Mr Nicholas Carl Marsh

Secretary	Miss Marla Balicao

Auditors	Ernst & Young LLP

Accounting reference date	31 December

EXECUTION VERSION

Schedule 2

The Warranties

Part A—The Seller’s Warranties

1	The Sale Shares

1.1	The shares, details of which are set out opposite “Issued share capital” in Part A of Schedule 1 being the shares to be sold and bought pursuant to clause 3.1 of this Agreement, constitute the entire issued and allotted share capital of the Company and are fully paid up.

1.2	There is no Encumbrance on, over or affecting the Sale Shares and there is no agreement or commitment to give or create any Encumbrance on or over the Sale Shares and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

1.3	The Seller is the legal and beneficial owner and is the registered holder of the Sale Shares and is entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares to the Buyer on the terms of this Agreement.

2	Powers and obligations of the Seller

2.1	The Seller is a company duly incorporated and validly existing under the laws of Bermuda.

2.2	The Seller has the right, power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement.

2.3	This Agreement constitutes, and the Taxation Deed and the other documents to be executed by the Seller which are to be delivered at Completion in accordance with paragraph 1 of Part A of Schedule 3 will, when executed, constitute legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms.

2.4	The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement and the Taxation Deed by the Seller will not result in:

(a)	a violation of any provision of the bye-laws of the Seller;

(b)	a breach of or a default under any instrument to which the Seller is a party;

(c)	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or Regulatory Authority applicable to the Seller or any of its assets; or

(d)	a requirement for the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been applied for, obtained or made at Completion or which is envisaged in clause 2.

EXECUTION VERSION

2.5	Subject to the satisfaction of the Conditions, no consent, authorisation, licence or approval of or notice to the Seller’s shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the Taxation Deed or the performance by the Seller of its obligations under this Agreement or the Taxation Deed.

2.6	The Seller is not insolvent nor subject to any insolvency procedure in Bermuda or elsewhere.

3	Constitution and structure of the Company

3.1	The information set out in Schedule 1 is complete and accurate.

3.2	Each Group Company is a private company limited by shares which is validly existing under the laws of the jurisdiction of its incorporation with full power and authority to conduct its business as presently conducted.

3.3	The Subsidiaries are the only subsidiaries of the Company (or another Group Company) and are all wholly owned by the Company (or another Group Company) free from any Encumbrances.

3.4	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of any Group Company under any option or other agreement or otherwise howsoever.

3.5	No Group Company has or has agreed to acquire an interest in any body corporate, partnership, joint venture or unincorporated association or agreement for sharing profit (except in respect of the Syndicate), other than the interest held by the Company in the Subsidiaries.

3.6	No Group Company has or has agreed to establish any branch or place of business outside the United Kingdom, Washington, British Columbia or Singapore.

3.7	Copies of the articles of association of each Group Company (including, for any company incorporated before 1 October 2009, any provisions of its old-style memorandum of association which, by virtue of section 28 CA 2006, are treated as provisions of that company’s articles of association) and copies of all resolutions required by law to be attached to them have been made available to the Buyer and are up to date, true and complete.

4	Compliance with legal requirements

4.1	So far as the Seller is aware, each Group Company is conducting and has in the three years prior to the date of this Agreement conducted its business in all Material respects in accordance with all applicable laws and legally binding regulations of the United Kingdom or its country of incorporation (as the case may be).

4.2	All registers and minute books required by law to be kept by each Group Company have been properly written up and contain a record of the matters which should, by law, be recorded in them, and no Group Company has received any application or request for rectification of its statutory registers or any other notice or allegation that any of them is incorrect.

EXECUTION VERSION

4.3	So far as the Seller is aware, no Group Company and none of their respective directors or officers have engaged in any activity, practice or conduct which would constitute an offence under the Anti-Bribery Laws.

5	Accounts

5.1	The Accounts:

(a)	have been properly prepared in accordance with CA 2006 and all Accounting Standards in force as at the Accounts Date as applicable to a company incorporated in the United Kingdom; and

(b)	give a true and fair view of the state of affairs of the Group as at the Accounts Date and its profit or loss for the financial year ended on that date.

5.2	The accounting records of each Group Company are in its possession and are in all Material respects up-to-date and have in all Material respects been properly written up on a consistent basis and contain the information required by CA 2006 to be entered in them.

6	Events since the Accounts Date

6.1	Since the Accounts Date, each Group Company has conducted its business in the ordinary course and in all material respects in a manner consistent with how it has conducted business in the 12 months prior to the Accounts Date and no Group Company has:

(a)	resolved to change its name or to alter its articles of association;

(b)	allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

(c)	declared, paid or made any dividend, other distribution or management charge to a member of the Seller’s Group (or any of their respective shareholders) or made any other payment having equivalent effect;

(d)	created, repaid, redenominated, redeemed or purchased any of its share capital or loan capital or agreed to do so;

(e)	reduced its share capital;

(f)	resolved to be voluntarily wound up;

(g)	passed any resolution or obtained any consent from any of its members;

EXECUTION VERSION

(h)	otherwise than in the ordinary course of business made, or agreed to make, any Material change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business or Material assets in any case for a consideration representing open market value) in the nature or extent of its business;

(i)	created, or agreed to create, any Encumbrance over its business, undertaking or over any of its Material assets;

(j)	created any indebtedness other than in the ordinary course of business consistent with past practice;

(k)	appointed new auditors;

(l)	made any change in its accounting reference period;

(m)	made any change in its accounting, actuarial, reserving policies, principles or practices save where such change has been made for the purpose of complying with the Accounting Standards;

(n)	amended, varied, waived any rights under or terminated any of the Outwards Reinsurance Contracts;

(o)	offered or entered into any commutation, claim settlement or expenses payment agreement which requires or required payment by or to the Syndicate of an amount in excess of £500,000;

(p)	commenced nor settled any court or arbitration proceedings, save in the ordinary course of the business of the Syndicates.

7	Indebtedness and guarantees

7.1	Except as disclosed in the Disclosure Letter or provided for in the Accounts:

(a)	the Group does not have outstanding Material indebtedness or loans to third parties which have arisen otherwise than in the normal course of business; and

(b)	there is no outstanding indebtedness owing by any Group Company to any member of the Seller’s Group or by any member of the Seller’s Group to any Group Company.

7.2	There is no agreement or obligation to provide and there is not outstanding any guarantee given by any Group Company for the benefit of any third party (including any member of the Seller’s Group) in respect of an obligation owed by a member of the Seller’s Group (or any of their shareholders).

EXECUTION VERSION

8	Regulatory Compliance

8.1	The Data Room includes the permissions, permits, consents or approvals granted by the Relevant Authorities (the Regulatory Permissions) to each Group Company required to have such a Regulatory Permission (a Regulated Company).

8.2	The Regulatory Permissions are the only permissions and permits required by the Regulated Companies in order to carry on their business as presently conducted and each Regulated Company has, at all material times, held and (so far as the Seller is aware) complied with all permissions and permits required from all Relevant Authorities to carry on its business.

8.3	So far as the Seller is aware, there are no circumstances which indicate that any of the Regulatory Permissions may be suspended, varied, limited, modified, revoked or not renewed, or otherwise Materially affected, in whole or in part and no Regulated Company has received written notice that it is or may be in default of, or carrying on business otherwise than in accordance with its Regulatory Permission.

8.4	Each Regulatory Permission held by a Regulated Company is in full force and effect.

8.5	Within the last three years the Regulated Companies have not committed any Material breach of the FSA Handbook, Lloyd’s Regulations or any regulations applicable under Singapore law and so far as the Seller is aware there are no grounds for any disciplinary enquiries or proceedings by any Relevant Authority against the Regulated Companies or their Approved Persons.

8.6	Within the last three years all Material returns, reports, data and other information, applications and notices required to be filed with or otherwise provided to the Relevant Authorities have been duly filed.

8.7	The Data Room contains copies of all Material correspondence between the Regulated Companies and the Relevant Authorities within the last twelve months circulars or similar non-specific correspondence or communications, including FSA communications to the insurance industry, such as FSA press releases and “Dear Director” letters.

8.8	Each person carrying out a Controlled Function on behalf of the Regulated Companies has been approved for this purpose by the FSA or the PRA (as the case may be).

8.9	The Regulated Companies are not nor have the Regulated Companies been within the last three years the subject of any formal investigation (other than routine ARROW visits), enquiry or action, excluding non-specific communications or correspondence, in respect of its affairs or any of its directors by any Relevant Authority and so far as the Seller is aware there are no circumstances existing which would be reasonably likely to give rise to any such investigation, enquiry or action.

8.10	The Data Room contains all material filings made by the Regulated Companies with any Relevant Body for the last three years ending with the date of this Agreement.

EXECUTION VERSION

8.11	No Relevant Body has imposed any restrictions or special conditions (other than any applicable restrictions or conditions in the FSA Handbook) on the Regulated Companies in relation to the operation of their business, use of its funds or payment of dividends.

9	Conduct of Underwriting Business

9.1	In the last three years, the Managing Agent has at all times properly observed, fulfilled, performed, conducted and carried out in all Material respects all obligations imposed on then Managing Agent under any underwriting agency agreements from time to time entered into by the Managing Agent with Lloyd’s members.

9.2	Syndicates 570 and 609 are the only Lloyd’s syndicates for which the Managing Agent is or has in the last four years been a Lloyd’s managing agent.

9.3	The Managing Agent has not entered into any agreement with members of the Syndicates other than in the standard form(s) prescribed by the Council and all members of the Syndicates have the same arrangements with the Managing Agent regarding profit commission, fees and the consequences of any deficit.

9.4	In the last three years, the conduct by the Managing Agent of the underwriting of Syndicates 570 and 609 is and has at all material times been carried out within the powers conferred by and in accordance with the terms and conditions of the relevant Managing Agent’s Agreement.

9.5	The reinsurance to close in respect of all closed years of account of the Syndicates (from and including the 2005 year of account) has been made in accordance with Lloyd’s Regulations.

9.6	The Corporate Members have not conducted any business other than that of being corporate members at Lloyd’s.

9.7	The Corporate Members have no actual or contingent liability in respect of losses arising from any syndicate at Lloyd’s other than the Syndicates.

9.8	In respect of each open year of account of each Syndicate, the member’s syndicate premium limit (as defined in Lloyd’s Definitions Byelaw (No. 7 of 2005)) of Atrium 5 Limited, and the aggregate of the member’s syndicate premium limits of all members of the Syndicate are as set out below:

Corporate Member	Syndicate	Year of Account	Member’s syndicate premium limit (A)	Aggregate of member’s syndicate premium limits of all members (B)	A/B %
Atrium 5	570	2011	£35.9m	£145m	24.76%
Atrium 5	609	2011	£70.9m	£275m	25.78%
Atrium 5	609	2012	£106.7m	£419m	25.47%
Atrium 5	609	2013	£106.7m	£420m	25.40%

EXECUTION VERSION

and the member’s syndicate premium limit of each other Corporate Member is zero in respect of all open years of account of each Syndicate.

9.9	All years of account of each Syndicate other than those referred to in paragraph 9.8 have been closed by reinsurance to close in accordance with Lloyd’s requirements.

9.10	The FAL requirement of Atrium 5 Limited as last determined by Lloyd’s and notified to the Managing Agent is set out in the release statement provided by Lloyd’s on 15 April 2013 as contained in folder 11.2 in the Data Room, and no other Corporate Member has a FAL requirement as at the date of this Agreement.

9.11	The only reinsurance agreements to which any Corporate Member is a party and under which there are actual or contingent liabilities (other than any reinsurance agreement entered into by a managing agent on its behalf in its capacity as a member of a Syndicate) are the Reinsurance Contracts.

10	Contracts

10.1	The Seller has made available to the Buyer copies of all Material Contracts and those copies are complete, up to date and accurate in all material respects. For the purposes of this paragraph 10 Material Contracts means any contract or arrangement (other than the Managing Agent’s Agreements) to which the Company is a party under which it (whether as principal or agent) provides or receives goods or services which:

(a)	involve annual income or costs of more than £250,000; or

(b)	may not be terminated on less than 12 months’ notice.

10.2	With regard to each of the Material Contracts:

(a)	each such Material Contract is legally binding on the Group Company that is a party to it and is full force and effect;

(b)	the relevant Group Company (or Group Companies) that is a party to it has complied with and is in compliance with its obligations under such Material Contract;

(c)	there is no dispute in relation to any Material Contract nor, so far as the Seller is aware, do any circumstances exist which are likely to give rise to such a dispute; and

(d)

save in respect of any Material Contract which is an insurance or reinsurance contract entered into in the ordinary course of business with a member of the Seller’s Group, so far as the Seller is aware there are no circumstances which constitute a ground on which

EXECUTION VERSION

any such Material Contract may be avoided, rescinded, repudiated, prematurely determined (whether as a result of this Agreement, the sale of the Sale Shares, a breach, event of default or other termination right under such Material Contract); or declared to be invalid or which would give any other contracting party the right to impose any obligation on (whether to make payment or otherwise) or exercise any right against any Group Company (other than rights and obligations arising under contracts of insurance or reinsurance in the ordinary course of business) and no Group Company has received any notice of any claim to that effect or notice indicating that such a claim may be made.

10.3	There are no outstanding agreements or arrangements under which any Group Company is under an obligation to acquire or dispose of all or a substantial part of its assets or business.

10.4	So far as the Seller is aware, no Group Company has received notification within the last 12 months of the termination of (otherwise than through expiry in accordance with the terms of the relevant contract) or any claim for breach of contract in respect of any Material Contracts in circumstances when any such breach would have a Material adverse effect on the Group.

10.5	There are no agreements or arrangements between any Group Company and any member of the Seller’s Group for the supply of any goods or services or the use by one company of the property, rights or assets of the other.

11	The Properties and other interests in land

11.1	The Properties are all the properties owned, controlled, used or occupied by a Group Company or in which any Group Company has any interest.

11.2	All Properties are used or occupied by Group Companies under leases or licences and the Data Room contains copies of all such leases and licences other than in respect of the Lloyd’s boxes which the relevant Group Company occupies by way of an undocumented licence.

11.3	A Group Company is the tenant or licensee of the Properties and holds the legal and beneficial interest in such of the Properties which are leasehold and the beneficial interest in such of the Properties which are held under licence and such leases and licences are free from any Material Encumbrances.

11.4	Each relevant Group Company has paid all rent or licence fees and all other outgoings, charges or payments which have become due in respect of any Properties in which it has an interest.

11.5	The relevant Group Company has performed and observed all other Material obligations under the lessee’s or licencee’s covenants and conditions affecting any Properties in which it has an interest.

11.6	The Seller has not received written notice of nor is it aware of any Material dispute, claims, demands, actions, notices, non-performance, non-compliance, breach or complaints relating to any of the Properties and has not received written notice and so far as the Seller is aware there is no matter that may give rise to a right of forfeiture, re-entry or re-possession to any landlord or licensor of any lease or licence of any Property.

EXECUTION VERSION

11.7	No Group Company has granted or agreed to grant any interest out of the interest that it holds in each of the Properties.

12	Employees

12.1	The Data Room contains or refers to details of the employees, agency workers and consultants of each Group Company including, by reference to appropriate categories of employees, agency workers and consultants, their total number, remuneration payable (including bonus arrangements), notice period and other principal benefits provided.

12.2	The Seller has disclosed to the Buyer copies of the service contracts of the directors of the Company and each Group Company and a sample of the contracts of employment between each Group Company and its employees.

12.3	So far as the Seller is aware, each Group Company has complied in all material respects with applicable employment law and immigration legislation and has also maintained adequate up-to-date records regarding the service of each of its employees.

12.4	No employee who is a director, managing director or office holder entitled to a basic salary in excess of £100,000 per annum has, since the Accounts Date, given notice terminating their contract of employment or is under notice of dismissal. Further, no Group Company has offered employment to a director, managing director or office holder entitled to a basic salary in excess of £100,000 per annum since the Accounts Date.

12.5	No Group Company is involved in any material dispute or negotiation with any of its employees, recognised trade union or other employee representation body. Further, the Data Room contains or refers to details of any material arrangements with recognised trade unions and/or employee representation bodies.

12.6	Within the period of one year before the date of this Agreement no Group Company has given notice of any redundancies to the Secretary of State for Work and Pensions or started consultations with any independent trade union or unions or other employee representatives under Part XI Employment Rights Act 1996 and no Group Company has failed to comply with any obligation under such Part XI. Further, within the period of one year before the date of this Agreement no Group Company has been party to a relevant transfer as defined in Regulation 3 of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

12.7	No gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee of that company.

12.8	No director, officer or employee of the Company or any Group Company will be entitled to receive any payment or right or benefit from any Group Company arising out of or in connection with either this Agreement or Completion.

EXECUTION VERSION

13	Pension warranties

13.1	In this paragraph:

FA 2004 means the Finance Act 2004;

Closed Schemes means a group personal pension scheme and an executive pension scheme which were insured with AXA and to which the Company contributed in respect of its employees until 31 December 2011.

Group Life Scheme means the Atrium Group Services Limited group life assurance scheme, which is insured with Aviva and to which the Company contributes in respect of its employees.

HMRC means HM Revenue and Customs, Savings, Pensions and Share Schemes Division;

PA04 means the Pensions Act 2004;

Personal Pension Scheme means the Atrium Group Personal Pension Scheme, which is an insured arrangement with Scottish Widows and to which the Company contributes in respect of its employees;

PSA93 means the Pension Schemes Act 1993; and

2008 Act means the Pension Act 2008.

13.2	Save for the Personal Pension Scheme and the Group Life Scheme (and save as set out in paragraphs 13 and 14 of this Schedule) no Group Company is a party to or contributing to any retirement benefits pension or life assurance scheme or personal pension scheme or stakeholder arrangement or arrangement to meet the auto-enrolment requirements of the 2008 Act.

13.3	The Company contributes to individual personal pension arrangements in respect of four employees in the UK.

13.4	The Closed Schemes were closed on 31 December 2011. No Group Company has any obligation to contribute to the Closed Schemes.

13.5	All material particulars of the Personal Pension Scheme and the Group Life Scheme have been disclosed to the Buyer.

13.6	The Personal Pension Scheme is a registered pension scheme under FA 2004 for the purposes of HMRC.

EXECUTION VERSION

13.7	All employer and employee contributions and premiums due as at the date of this Agreement to the Personal Pension Scheme and the Group Life Scheme have been deducted and paid to the relevant insurance company, within the prescribed period.

13.8	So far as the Seller is aware, the Personal Pension Scheme and the Group Life Scheme have at all times materially complied with all applicable legislative and regulatory requirements.

13.9	So far as the Seller is aware, there are currently no complaints from any employee or former employee of any Group Company regarding the Personal Pension Scheme or the Group Life Scheme.

13.10	So far as the Seller is aware, no Group Company is or has at any time in the last six years been “connected” with or an “associate” (as those terms are used in sections 38 to 51 of the PA04) of an employer in relation to an occupational pension scheme (as defined in the PSA93) which provides benefits other than money purchase benefits (as defined in the PSA93).

13.11	So far as the Seller is aware, no employee of a Group Company has an actual or prospective entitlement to a benefit payable by a Group Company or by any member of the Seller’s Group on early retirement or redundancy where such entitlement (i) arises solely because that employee was a member of an occupational pension scheme before a transfer of his or her employment under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, and (ii) is treated under regulations 7(2) or 10(2), respectively, of those Regulations as being not part of the relevant occupational pension scheme.

14	Overseas pensions

14.1	No Group Company operates a pension scheme outside the UK.

14.2	The Company makes cash payments to three employees in Canada and one employee in Singapore in lieu of contributions to their individual personal pension arrangements.

14.3	The Company contributes to the Personal Pension Scheme in respect of two employees who work outside the UK.

14.4	The Company contributes to the statutory CPF scheme in respect of seven employees in Singapore.

15	Insurance

15.1	The Data Room contains the material particulars of all Material insurance policies (but excluding policies underwritten by the Syndicates) maintained by each Group Company and currently in force (Policies).

15.2	So far as the Seller is aware, all premiums due on the Policies have been paid. No claim exceeding £100,000 is outstanding either by the insurer or the insured under any of the Policies.

EXECUTION VERSION

16	Intellectual Property Rights, Information Technology and Data Protection

16.1	In this paragraph, unless the context requires otherwise:

Information Technology means information technology infrastructure and the manuals and documents relating to it; and

Intellectual Property Rights means all or any copyrights, patents, trade marks, trade names, service marks, design rights, database rights and all other registered or unregistered intellectual property and any applications for any of the same.

16.2	So far as the Seller is aware, no Group Company has infringed the intellectual property rights of any other person nor has any third party infringed any intellectual property rights owned by a Group Company.

16.3	The Data Room sets out details of all Intellectual Property Rights and material Information Technology:

(a)	owned by the Company or by any Group Company; or

(b)	licensed by or to the Company or any Group Company.

16.4	The Data Room contains details of all data protection registrations, (or notifications, as appropriate) made by any Group Company and no Group Company has received any complaints, enforcement notice or deregistration notice from any person (including any relevant regulator) regarding the storage or use of any data where any of the same would have a Material adverse effect on the Group.

16.5	So far as the Seller is aware, the Group Companies have complied in all material respects with all Applicable Laws relating to data protection and data privacy.

16.6	So far as the Seller is aware, the execution or performance of any Share Purchase Document will not have a Material adverse effect on any rights of any Group Company to continue to use any Information Technology or on any Intellectual Property Rights owned by, or licensed by or to, any Group Company.

17	Litigation

17.1	Other than claims arising under contracts of insurance or reinsurance in the ordinary course of business and other than the collection of debts in the ordinary course of any Group Company’s business, no Group Company is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency or other dispute resolution proceedings where the amount involved exceeds £1,000,000 and, so far as the Seller is aware, no such litigation, arbitration, prosecution or other proceedings are pending.

EXECUTION VERSION

17.2	So far as the Seller is aware (and other than in respect of the claims relating to the business of the Syndicates) there is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Group Company or any person for whose acts that company may be vicariously liable which is likely to have a Material adverse effect on the Group.

18	Insolvency

18.1	None of the Group Companies is insolvent or unable to pay their debts as they fall due.

18.2	No order has been made and no resolution has been passed for the winding-up of any Group Company or for a liquidator to be appointed in respect of any Group Company and, so far as the Seller is aware, no petition has been presented and no meeting has been convened for the purpose of winding-up any Group Company.

18.3	No administration order has been made, and, so far as the Seller is aware, no petition for such an order has been presented in respect of any Group Company.

18.4	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Group Company or in respect of all or any Material part of its assets.

18.5	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any Group Company.

18.6	No event analogous to any of the circumstances mentioned in any of the foregoing sub paragraphs of this paragraph 18 has occurred in relation to any Group Company outside England.

19	Taxation

19.1	The Accounts make proper provision or reserve in accordance with CA2006 and all Accounting Standards in force as at the Accounts Date as applicable to a company incorporated in the United Kingdom in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on any Group Company or for which it is accountable at the Accounts Date and proper provision has been made in the Accounts for deferred taxation in accordance with CA2006 and all Accounting Standards in force as at the Accounts Date.

19.2	All returns, computations, notices, accounts, statements, reports or information which ought to have been made by or in respect of any Group Company for any Taxation purpose have been properly and punctually submitted to the relevant Taxation Authority; all such returns, computations, notices, accounts, statements, reports and information supplied to any Taxation Authority were, when made or supplied, and remain up-to-date and correct; none of such returns, computations, notices, accounts, statements, reports or information is being disputed in any Material respect by the Taxation Authority concerned.

19.3	All Taxation for which each of the Group Companies is liable, the due date for payment of which is (in the absence of any application to postpone) on or before Completion has been or will be paid on or before Completion. Without limitation, each Group Company has made all deductions, withholdings and retentions of or on account of Taxation as it was or is obliged or entitled to make, and has accounted to the relevant Taxation Authority for any such deductions and retentions for which it was obliged to account.

EXECUTION VERSION

19.4	Each Group Company has paid all Tax which is has become liable to pay on or before the date hereof and is not, and has not in the four years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

19.5	Each Group Company has maintained all records in relation to Tax as it is required to maintain by law.

19.6	No Taxation Authority has in the last four years carried out, or (so far as the Seller is aware) is at present conducting, any review, audit or investigation into any aspect of the business or affairs of any of the Group Companies other than of a routine nature.

19.7	The amount of Taxation chargeable on each Group Company during any accounting period ending on or within four years before the Accounts Date has not, to any Material extent, depended on any concession, agreement or other arrangement with any Taxation Authority.

19.8	The Company is not, and has never been, a close company within the terms of section 439 CTA 2010 or a close investment holding company within the terms of section 34 CTA 2010.

19.9	No Group Company has entered into any transaction the consideration for which was or will be determined otherwise than on arm’s length terms, nor has any Group Company agreed to do so, in circumstances that the relevant Group Company’s income or capital gains is required to be adjusted for tax purposes.

19.10	No Group Company:

(a)	constitutes a permanent establishment of another person, business or enterprise for any Taxation purpose; and

(b)	is or has been treated as resident or liable to Taxation in a jurisdiction other than the jurisdiction in which it is incorporated for any Taxation purpose (including for the purposes of any double taxation agreement).

19.11	All documents in the possession of the Group Companies or to the production of which any of the Group Companies is entitled and which attract stamp duty in the United Kingdom or elsewhere have been duly stamped.

19.12	In relation to VAT or any equivalent in any other jurisdiction:

(a)	details of the VAT registration (or the registration number for the purposes of any equivalent tax) of each Group Company are set out in the Disclosure Letter;

(b)	each Group Company has complied in all material respects with applicable VAT or equivalent legislation; and

(c)	no Group Company has made an election under paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 to waive exemption from VAT in respect of any of the Properties.

EXECUTION VERSION

Part B—The Buyer’s Warranties

1	The Buyer is a company duly incorporated and organised and validly existing under the laws of England and Wales.

2	The Buyer has the right, power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement.

3	This Agreement constitutes, and the Taxation Deed and the other documents to be executed by the Buyer which are to be delivered at Completion in accordance with paragraph 1 of Part B of Schedule 3 will, when executed, constitute legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

4	The execution and delivery of, and the performance of obligations under and compliance with the provision of, this Agreement and the Taxation Deed by the Buyer will not result in:

(a)	a violation of any provision of the articles of association of the Buyer;

(b)	a breach of or a default under any instrument to which the Buyer is a party;

(c)	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or Regulatory Authority applicable to the Buyer or any of its assets; or

(d)	(save as provided herein) a requirement for the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been applied for, obtained or made at Completion.

5	Save as provided herein, no consent, authorisation, licence or approval of or notice to any governmental, administrative, judicial, regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the Taxation Deed or the performance by the Buyer of its obligations under this Agreement or the Taxation Deed.

6	No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Buyer or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to the Buyer, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Buyer. No events or circumstances analogous to any of those referred to in this paragraph 6 have occurred in any jurisdiction outside England.

7	The Buyer has disclosed to the Seller the source of funding from which it currently proposes to finance the acquisition of the Sale Shares.

EXECUTION VERSION

8	So far as the Buyer is aware, no member of the Buyer’s Group is:

(a)	subject to applicable law, regulation or other statutory or legislative provisions of any country or to any order, decree or judgment of any court, governmental agency or regulatory authority which is still in force; nor

(b)	a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning it or any of its assets; nor

(c)	the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending which in any case has or could reasonably be expected to have a material adverse effect on the Buyer’s ability to execute, deliver and perform its obligations under this Agreement.

Part C—The Buyer’s Guarantor’s Warranties

1	The Buyer’s Guarantor warrants to the Seller as follows:

(a)	the Buyer’s Guarantor is a company duly incorporated and validly existing under the laws of Bermuda;

(b)	the Buyer’s Guarantor has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, including the Buyer’s Guarantee;

(c)	the execution and delivery of this Agreement and the performance of the obligations of the Buyer’s Guarantor under this Agreement, including the Buyer’s Guarantee, have been duly authorised by all necessary corporate action on the part of the Buyer’s Guarantor;

(d)	the obligations of the Buyer’s Guarantor under this Agreement, including the Buyer’s Guarantee, constitute legal, valid and binding obligations of the Buyer’s Guarantor in accordance with their respective terms;

(e)	the execution and delivery of this Agreement and the performance by the Buyer’s Guarantor of its obligations under, and compliance with the provisions of, this Agreement, including the Buyer’s Guarantee, by the Buyer’s Guarantor will not result in:

(i)	any breach or violation by the Buyer’s Guarantor of any provision of its bye-laws; or

(ii)	any breach of, or constitute a default under, any instrument or agreement to which the Buyer’s Guarantor is a party or by which the Buyer’s Guarantor is bound; or

(iii)	any breach of any law or regulation in any jurisdiction having the force of law or of any order, judgment or decree of any court or governmental agency by which the Buyer’s Guarantor is bound; and

(iv)	no consent, authorisation, licence or approval of the Buyer’s Guarantor’s shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement, including the Buyer’s Guarantee, or the performance by the Buyer’s Guarantor of its obligations under this Agreement, including the Buyer’s Guarantee.

EXECUTION VERSION

Schedule 3

Completion and Post-Completion

Part A: Seller’s obligations

1	At Completion, the Seller shall deliver to the Buyer’s Solicitors (or, in the case of the items described in paragraph 1(c) make available at the Company’s registered office), to be held in escrow for delivery to the Buyer if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Seller:

(a)	transfers in respect of the Sale Shares duly executed and completed in favour of the Buyer, together with the certificates for the Sale Shares (or an indemnity if any certificate(s) are found to be missing) and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(b)	a certified copy of the minutes of a duly held meeting of the directors of the Seller authorising the sale of the Sale Shares and the execution of the transfers in respect of the Sale Shares;

(c)	(as agents for each Group Company) all its statutory and minute books, its common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name and other documents and records including a copy of its articles of association;

(d)	the Taxation Deed duly executed by each of the parties to it (other than the Buyer);

(e)	the Commutation Agreements duly executed by each of the parties to them if requested by the Buyer (but not otherwise and there shall be no continuing obligation following Completion so to do); and

(f)	letters of resignation from Mr Charles Albert Brizius, Mr Steven Bennett Gruber, Mr Malte Johannes Janzarik and Mr Richard Lutenski resigning their offices as such and acknowledging that they have no claim outstanding for compensation for loss of office.

2	Upon the Escrow Condition being satisfied before the Escrow Failure Date, and subject only to the Escrow Condition being satisfied by the Escrow Failure Date, the Seller shall:

(a)	procure that the Auditors resign their office as auditors of each Group Company;

(b)	procure that each Authorised Company holds a board meeting at which it is resolved that:

(i)	subject to such persons being approved by the PRA or FCA (as the case may be), such persons nominated by the Buyer be validly appointed as additional directors as the Buyer may direct, of that Authorised Company;

(ii)	the resignations of the directors of that Authorised Company, referred to in paragraph 1(f) above, be tendered and accepted so as to take effect at the close of the meeting;

(c)	procure that each Corporate Member holds a board meeting at which it is resolved that:

EXECUTION VERSION

(i)	such persons nominated by the Buyer be validly appointed as additional directors as the Buyer may direct, of that Authorised Company;

(ii)	the resignations of the directors of that Corporate Member, referred to in paragraph 1(f) above, be tendered and accepted so as to take effect at the close of the meeting; and

(d)	(save as referred to in sub-paragraphs (b) and (c) of this paragraph 2 with respect to the appointment of certain directors) procure that each Group Company holds a board meeting at which it is resolved that:

(i)	the transfers mentioned in paragraph 1(a) be registered (subject only to their being stamped);

(ii)	each of the persons nominated by the Buyer be validly appointed as additional directors as the Buyer may direct, of that Group Company;

(iii)	the resignations of the directors of that Group Company, referred to in paragraph 1(f) above, be tendered and accepted so as to take effect at the close of the meeting;

(v)	KPMG be appointed auditors of that Group Company;

(vi)	all bank mandates in force for the Group Companies shall be altered (in the manner which the Buyer requires) to reflect the resignations and appointments referred to above;

(iv)	the registered office of the Group Companies shall be changed to Avaya House, 2 Cathedral Hill, Guildford GU2 7YL or as the Buyer shall otherwise direct;

(e)	repay, or procure the repayment, to each Group Company of, all Inter-Company Receivable Debt and Inter-Company Payable Debt;

(f)	provide to the Buyer evidence, reasonably satisfactory to the Buyer, of the release of each Guarantee, contingent liability and charge required to be released in accordance with clause 13.1.

Part B: Buyer’s obligations

1	At Completion, the Buyer shall:

(a)	deliver to the Seller’s Solicitors to be held in escrow for delivery to the Seller if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Buyer:

(i)	a counterpart of the Taxation Deed duly executed by the Buyer; and

(ii)	a certified copy of the minutes of a duly held meeting of the directors of the Buyer authorising the purchase of the Sale Shares and the other transactions contemplated by this Agreement;

EXECUTION VERSION

(b)	pay the Purchase Price or procure that it is paid by electronic funds transfer for value on the Completion Date to the client account of the Seller’s Solicitors numbered 16122869 at Royal Bank of Scotland plc of 62/63 Threadneedle Street, London EC2R 8LA, sort code 15-10-00 (or such other account or accounts as the Seller shall specify), to be held in escrow for payment to the Seller on satisfaction of the Escrow Condition if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Buyer together with the interest that has accrued on the Purchase Price from the Completion Date to the date of return (at the overnight interest rate applicable to the client account of Seller’s Solicitors).

EXECUTION VERSION

Part C: Post Completion obligations under or in connection with the Incentive Arrangements

1	Seller’s obligation to provide information to tax authorities relating to the Incentive Arrangements

The Seller undertakes to provide the Buyer with such information as the Buyer shall reasonably require for the purpose of any returns the Buyer is obliged in law to make to each relevant Tax Authority in relation to the Incentive Arrangements (and any extra contractual benefits provided in connection with the Incentive Arrangements (but which are not granted under the Incentive Arrangements) at the discretion of the Seller or member of the Seller’s Group) in which an Employee or a former employee of any Group Company (each a Relevant Share Plan Member) participates.

2	Circumstances in which obligations relating to administration of Share Plan Tax Liabilities arise

The provisions of paragraph 3 apply if, after Completion, the following events (each a Share Plan Tax Liability Event) arise:

(a)	any shares, or interest in shares, in either case in the share capital of the Seller are acquired by, released to or otherwise vest in a Relevant Share Plan Member under the Incentive Arrangements (and any extra contractual benefits provided in connection with the Incentive Arrangements (but which are not granted under the Incentive Arrangements) at the discretion of the Seller or member of the Seller’s Group); or

(b)	an award is granted to a Relevant Share Plan Member under or in connection with the Incentive Arrangements,

and if such Share Plan Tax Liability Event would give rise to an obligation on any Group Company to pay or account for Tax on behalf of a Relevant Share Plan Member (a Share Plan Tax Liability) to the relevant Tax Authority.

3	Seller’s and Buyer’s obligations relating to administration of Share Plan Tax Liabilities

(a)	The Seller must, within 10 Business Days starting on the day of a Share Plan Tax Liability Event :

(i)	notify the Buyer of the occurrence of that Share Plan Tax Liability Event and the identity of the affected Relevant Share Plan Member;

(ii)	provide details of any shares or interest in shares acquired, released, vested or granted, including the number of shares, the price (if any) paid by the Relevant Share Plan Member for them and their market value; and

(iii)	provide any other information (known to the Seller) and required by the Buyer for the purpose of the Buyer’s calculation of the Share Plan Tax Liability.

(b)	As soon as practicable after receiving the notification from the Seller pursuant to paragraph 3(a), the Buyer shall (provided it has received all necessary information) calculate and notify the Seller of the Share Plan Tax Liability for each affected Relevant Share Plan Member;

EXECUTION VERSION

(c)	In accordance with the usual practice under the terms of the Incentive Arrangements, the Seller shall within 5 Business Days of receipt of the information pursuant to paragraph 3(b) settle in cash a proportion of each Relevant Share Plan Member’s award equal to his Share Plan Tax Liability and shall provide such cash amounts equal to the aggregate Share Plan Tax Liabilities in respect of all such Relevant Share Plan Members to the Buyer.

(d)	As soon as practicable following receipt by the Buyer of the cash amounts equal to the aggregate Share Plan Tax Liabilities pursuant to paragraph 3(c) and within the deadlines required by law, the Buyer shall account to the relevant Tax Authority on behalf of each Relevant Share Plan Member for their respective Share Plan Tax Liability.

EXECUTION VERSION

Schedule 4

Limitation on the liability of the Seller

1	Limitation on quantum

1.1	The Seller’s total liability in respect of all Relevant Claims other than Excluded Claims shall be limited to an amount equal to ten per cent (10%) of the Purchase Price.

1.2	The Seller’s total liability in respect of all Relevant Claims and claims under the Taxation Deed other than in respect of a breach of (i) the Title and Capacity Warranties; (ii) clauses 4.2 and 4.3; (iii) clause 11; and (iv) clause 18 shall be limited to an amount equal to twenty-five per cent (25%) of the Purchase Price.

1.3	Subject to and without prejudice to paragraph 1.1 and 1.2 of Schedule 4, the Seller’s total liability in respect of all Excluded Claims when aggregated with all other Relevant Claims shall be limited to the Purchase Price.

1.4	Save in respect of Excluded Claims (but subject to paragraph 1.5 of Schedule 4), the Seller shall not be liable in respect of a Relevant Claim unless and until:

(a)	the amount of each such claim exceeds £200,000; and

(b)	the aggregate amount of all such claims exceeds £2,000,000 (the de minimis amount),

in which case the Seller shall only be liable for the excess above the de minimis amount (subject to the other provisions of this Agreement).

1.5	In respect of any Tax Claim or claim under the Taxation Deed (other than a claim under clause 2.1(c) or clause 2.1(d) of the Taxation Deed), the Seller shall not be liable unless and until:

(a)	the amount of each such claim exceeds £100,000; and

(b)	either: (i) the aggregate amount of all such Tax Claims and claims under the Taxation Deed exceeds £500,000 (the Tax de minimis amount); or (ii) the de minimis amount (as defined in paragraph 1.4 of Schedule 4) has been exceeded , in which case the Seller shall only be liable for the excess above the Tax de minimis amount (subject to the other provisions of this Agreement and the Taxation Deed).

2	Time limit for bringing a claim

2.1	The Seller shall not be liable for a Relevant Claim or a claim under the Taxation Deed unless the Buyer has given the Seller notice of that Relevant Claim or claim under the Taxation Deed, stating in reasonable detail the nature of the Relevant Claim or the claim under the Taxation Deed and the Buyer’s then best estimate of the amount claimed, in the case of:

EXECUTION VERSION

(a)	in the case of a claim in respect of the Title and Capacity Warranties, a claim under the Taxation Deed or any Tax Claim, on or before 31 December 2017; or

(b)	in the case of a claim under clause 11, by no later than the date which is 30 months after the Completion Date;

(c)	in the case of claims under clause 18, by no later than the third anniversary of the Completion Date; or

(d)	in the case of any other Relevant Claim by no later than the first anniversary of the Completion Date.

2.2	Any Relevant Claim (other than any Tax Claim) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiry of 6 months after the date of the notice served pursuant to paragraph 2.1 of Schedule 4 unless court proceedings in respect of the Relevant Claim have been started. For the purposes of this paragraph 2.2 court proceedings shall not be deemed to have been started unless they have been both issued and served on the Seller.

2.3	Where the matter or default giving rise to a breach of any Seller’s Warranty (other than a Tax Claim or a breach of the Title and Capacity Warranties) is capable of remedy by the Seller, the Buyer may not bring a Relevant Claim unless:

(a)	notice of the breach is given to the Seller within 30 days of the Buyer becoming aware of the matter or default; and

(b)	the matter or default (where capable of being remedied) is not remedied to the reasonable satisfaction of the Buyer within 30 days after the date on which such notice is given.

2.4	If the Buyer or any Group Company becomes aware of any matter or circumstance that may give rise to a claim against the Seller under this Agreement (other than a Tax Claim), the Buyer shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Buyer or Group Company as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and make such provision as the Seller may consider necessary. Failure to give notice in compliance with this paragraph 2.4 shall not affect the rights of the Buyer except to the extent that a Seller is prejudiced by the failure.

2.5	Notices of Relevant Claims under this Agreement (other than Tax Claims) shall be given by the Buyer to the Seller within the time limits specified in paragraph 2.1 specifying such information of the legal and factual basis of the claim as are then available and the evidence on which the party relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

EXECUTION VERSION

2.6	In connection with any matter or circumstance that gives rise to a Relevant Claim against the Seller under this Agreement (other than a Tax Claim):

(a)	the Buyer shall allow, and shall procure that the relevant Group Company allows, the Seller and its respective financial, accounting, actuarial, legal or other advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and

(b)	the Buyer shall disclose to the Seller all material of which the Buyer is aware which relates to the claim and shall, and shall procure that any other relevant members of the Buyer’s Group shall, give, subject to their being paid all reasonable out of pocket costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or their financial, accounting, actuarial, legal or other advisers may reasonably request subject to the Seller agreeing in such form as the Buyer may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

3	Specific limitations

3.1	The Seller shall not be liable in respect of a Relevant Claim other than a Tax Claim (in relation to which clause 3 of the Taxation Deed will apply) to the extent that the matter giving rise to the claim:

(a)	would not have arisen or occurred but for a voluntary act, omission or transaction on the part of the Buyer or any of the Group Companies or any of their respective directors, employees or agents after Completion otherwise than as required by any Applicable Law in force on or before Completion;

(b)	results from a change in the accounting or Taxation policies or practices of the Buyer or any Related Company of the Buyer or any Group Company (including the method of submitting taxation returns) introduced by the Buyer and having effect after Completion, save where such change is required to conform such policy or practice of the relevant Group Company with generally accepted policies or practices or where such change is necessary to correct an improper practice or policy;

(c)	occurs as a result of or is otherwise attributable to:

(i)	any legislation not in force at the date of this Agreement or any change of law or administrative practice having retrospective effect which comes into force after the date of this Agreement; or

(ii)	any increase after the date of this Agreement in any rate of Taxation; or

(iii)	the Buyer or any Group Company disclaiming any Relief properly claimed or proposed for the purposes of the Accounts to be properly claimed on or before the date of this Agreement;

EXECUTION VERSION

(d)	is an amount for which any Group Company makes an actual recovery from any person other than the Seller or any member of the Seller’s Group, whether or not as a matter of law, or is recovered under the terms of any insurance policy of the Buyer or any Group Company which is in force at the Completion Date (and whether or not in force at the time of the matter giving rise to a Relevant Claim arising);

(e)	arises as a result of any act or omission of the Buyer or any Group Company after Completion which results in the right of recovery against a person other than the Seller or any member of the Seller’s Group being diminished or extinguished;

(f)	arises as a consequence of any act or omission: (i) specifically required by this Agreement; or (ii) undertaken at the request of the Buyer or member of the Buyer’s Group (including, following Completion, any Group Company); or

(g)	to the extent taken into account in calculating an allowance, provision or reserve in the Accounts.

3.2	Notwithstanding anything to the contrary in this Agreement, the Seller shall not in any circumstances be liable to the Buyer for a breach of any of the Seller’s Warranties (other than the Title and Capacity Warranties) or otherwise in its performance of or failure to perform this Agreement or any provision hereof, whether in contract, tort or breach of statutory duty or otherwise for:

(a)	loss of or anticipated loss of profit, loss of or anticipated loss of revenue, business interruption, loss of any contract or other business opportunity or goodwill; or

(b)	indirect loss or consequential loss.

3.3	The limitations set out in this Schedule 4 and in clause 3 of the Taxation Deed shall not apply to liability for fraud or fraudulent misrepresentation.

4	No duplication of liability

4.1	The Buyer agrees (for itself and on behalf of every Group Company) with the Seller that in respect of any matter which may give rise to a liability under this Agreement (including a Relevant Claim) or a claim under the Taxation Deed:

(a)	no such liability shall be met more than once;

(b)	to the extent that such liability is satisfied by way of a claim under any Seller’s Warranty, an amount payable under the Taxation Deed in respect of the same matter is reduced accordingly, and vice versa; and

(c)	any liability with respect to such matter to make payment to any member of the Buyer’s Group or any Group Company shall be deemed to be satisfied by payment made in respect of that liability to any other of them (without prejudice to any liability which it may have with respect to such matter to such other member of the Buyer’s Group or Group Company).

EXECUTION VERSION

5	Conduct of claims

5.1	Where any Group Company or the Buyer is or becomes entitled (whether under any insurance or by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party (including any Taxation Authority) any sum in respect of Taxation or any other loss, damage or liability which is or is reasonably likely to be the subject of a claim against the Seller under this Agreement (other than a Tax Claim which shall be dealt with in accordance with clause 5.4 of the Taxation Deed), the Buyer shall give notice thereof promptly to the Seller and, if so required by the Seller, take or procure the relevant Group Company to take all such steps or proceedings as the Seller may reasonably require to enforce such recovery.

5.2	The Buyer shall procure that the Seller is provided promptly with all such information and reports concerning any such steps or proceedings taken by the Buyer or the relevant Group Company as the Seller may from time to time reasonably request.

5.3	If any such sum as is referred to in paragraph 5.1 of Schedule 4 is recovered by the Buyer or any Group Company from the third party, any claim by the Buyer or any Group Company in respect of any Taxation or other loss, damage or liability to which the sum relates shall be limited (without prejudice to any other limitations on the liability of the Seller referred to in this Schedule 4) to the amount (if any) by which the amount of such Taxation or other loss, damage or liability exceeds the aggregate of:

(a)	the sum recovered (less the aggregate of all reasonable costs, charges and expenses incurred by the Buyer or any Group Company (as the case may be) in recovering that sum and an amount equal to any liabilities to Taxation on such recovery (or which would arise but for the availability of any Relief)) from the third party; and

(b)	any sum or sums previously paid by the Seller to the Buyer or any Group Company in respect of such Taxation or other loss, damage or liability (Prior Payment).

5.4	If the aggregate of the amount referred to in paragraph 5.3(a) of Schedule 4 (the Third Party Recovery Sum) and the amount of the Prior Payment exceeds the amount of the Taxation or other loss, damage or liability to which such amounts relate (the amount by which it so exceeds, the Excess), the Buyer shall forthwith pay to the Seller the amount of the Excess up to the amount of the Prior Payment, plus 50% of the amount by which the Excess exceeds the amount of the Prior Payment.

5.5	The Seller shall reimburse to the Buyer or the relevant Group Company (as the case may be) all reasonable costs, charges and expenses incurred by it in complying with its obligations under paragraphs 5.1 to 5.3 of Schedule 4 inclusive and the Buyer shall not (and shall procure that the relevant Group Company shall not) accept or pay or compromise any relevant claim or make any submission in respect of it without the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed).

EXECUTION VERSION

6	Effect of claims

6.1	Any liability of the Seller under the Seller’s Warranties (other than the Title and Capacity Warranties) in respect of any matter shall be computed after taking into account and giving credit for any corresponding increase in the value of the net assets of or other saving by or benefit (other than an increase, saving or benefit taken into account as a Certified Amount in clause 5.2 of the Tax Deed) to the Buyer or its successors in title or any Group Company resulting from the same matter including without limitation any saving of Taxation.

6.2	If the Seller makes any payment in respect of a claim under the Seller’s Warranties (other than the Title and Capacity Warranties) and any Group Company receives a benefit or refund (other than a benefit or refund taken into account as a Certified Amount in clause 5.2 of the Tax Deed) within 48 months of the date of receipt of such payment which the Seller can demonstrate should have been, but was not, taken into account in computing the liability of the Seller in respect of the claim and would have reduced the liability had this been so, the provisions of paragraph 5.4 of Schedule 4 shall apply in respect of such payment and such benefit or refund.

6.3	If:

(a)	the provisions in the Accounts, excluding any provision made in respect of any insurance or reinsurance business, prove to be, in aggregate on an overall net basis, an over provision; or

(b)	any sum is received by any other Group Company which has previously been written off as irrecoverable in the accounts of any Group Company,

the net amount over provided or, as the case may be, the sum so received less an amount equal to any liabilities to Taxation on such recovery (or which would arise but for the availability of any Relief) shall (except to the extent that it is set off or repaid to the Seller under clause 5.2 of the Taxation Deed) be set off against the liability (if any) of the Seller in respect of a Relevant Claim.

7	Third party claims

7.1	The Buyer shall, and shall procure that each Group Company shall notify the Seller of any claims, potential claim, matter or event against the relevant Group Company which constitute a breach of any of the Seller’s Warranties (other than the Taxation Warranties) or otherwise give rise to a Relevant Claim (other than a Tax Claim) (a Third Party Claim) as soon as is reasonably practicable and in any event within 10 Business Days of the Buyer becoming aware of any such Third Party Claim and consult with the Seller in respect of such Third Party Claim.

7.2	If the Buyer becomes aware of any Third Party Claim, the Buyer shall, and shall procure that each relevant Group Company, subject to (in the case of (a), (b) and (c) below) the Buyer or relevant Group Company (as appropriate) being indemnified by the Seller to the Buyer’s reasonable satisfaction against all costs, damages and expenses incurred in connection with the Third Party Claim:

EXECUTION VERSION

(a)	if so requested by the Seller by no later than five Business Days of being so notified, take all reasonable steps or proceedings as the Seller may reasonably consider necessary at the Seller’s expense in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any such Third Party Claim or enforce against any person (other than the Seller) the rights of the relevant Group Company and the Buyer in relation to the matter the subject of the Third Party Claim;

(b)	on reasonable notice, give the Seller or their duly authorised representatives reasonable access to the personnel of the Buyer and/or the relevant Group Company (as the case may be) and to any premises, chattels, accounts, documents and records which are relevant to the Third Party Claim and are within the power, possession or control of the Buyer and/or the relevant Group Company in the Group (relevant assets) to enable the Seller and their duly authorised representatives to investigate the claim and to examine and take copies or photographs of the relevant assets at the Seller’s expense;

(c)	to the extent reasonably necessary, require the personnel of the relevant Group Company to provide statements and proofs of evidence, and to attend at any hearing to give evidence or otherwise, and to provide this assistance to enable the Buyer or the relevant Group Company to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Third Party Claim (in a manner that does not materially disrupt business of the Buyer or the relevant Group Company);

(d)	keep the Seller informed of the progress of any Third Party Claim (including any proposed settlement, compromise or admission of liability) and provide the Seller with copies of all material correspondence relating to it; and

(e)	save with the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed) not admit liability in respect of, or compromise or settle, any Third Party Claim.

7.3	Nothing in paragraph 7.2 shall require the Buyer any act that may cause it to waive privilege in any documentation or information subject to privilege.

8	Successful claims constitute reduction in Purchase Price

The satisfaction by the Seller of any claim under this Agreement (including in respect of the Seller’s Warranties) or under the Taxation Deed shall be deemed to constitute a reduction in the consideration payable by the Buyer for the sale of the Sale Shares but will not reduce such consideration to below zero. This clause shall not operate to limit the amount that the Buyer may claim from the Seller under this Agreement by reducing the limits applicable to such claims under paragraph 1 of Schedule 4.

EXECUTION VERSION

Schedule 5

Pre-Completion Conduct and Undertakings

1	Pending Completion the Seller shall use all its commercially reasonable endeavours to procure that each Group Company shall (except as required under this Agreement or with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) and to the extent permitted under applicable laws) carry on its business in the ordinary course as a going concern in the way carried on prior to the date of this Agreement.

2	Pending Completion the Seller shall use all its commercially reasonable endeavours to procure that each Group Company shall not do any of the following (except as required under this Agreement or with the prior written consent of the Buyer and to the extent permitted under applicable laws) save to the extent that any such action is undertaken in the ordinary course of business of the Syndicates:

(a)	pass any resolution or obtain any consent from any of its members;

(b)	resolve to change its name or to alter its articles of association;

(c)	modify the rights attached to or create any Encumbrance over or in respect of any Sale Shares or the shares of any Group Company;

(d)	create any share capital or loan capital;

(e)	allot or issue or agree to allot or issue any shares or any securities or grant or agree to grant rights which confer on the holder any right to acquire any shares or other such interest;

(f)	reduce, repay, redeem, purchase or effect any other reorganisation any of its share capital;

(g)	declare, pay or make any dividend (whether in cash or in specie) or other distribution;

(h)	resolve to be voluntarily wound up;

(i)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, save to the extent that the Managing Agent is required to do so in accordance with its fiduciary or other duties or obligations to the members of the Syndicates;

(j)	otherwise than in the ordinary course of business:

(i)	acquire or dispose of any asset which is material to the business of a Group Company (for these purposes material means any asset having a value in excess of £500,000) other than on arms’ length terms;

(ii)	incur in a series of transactions any commitment (whether as principal or surety) for a principal amount which exceeds or could exceed £500,000, exclusive of VAT;

(iii)	terminate or vary any Material Contract or enter into any material contract or arrangement that cannot be terminated at any time without compensation with less than three months’ notice;

EXECUTION VERSION

(k)	enter into any borrowing, factoring or other financing or any lending commitments (other than use of overdraft facilities agreed before the date of this Agreement), being in each case commitments which are outside the ordinary course of its business;

(l)	create any Encumbrance over or make any material change (save as may be envisaged in its syndicate business plan or forecast) to its business, undertaking or any of its assets;

(m)	enter into any material transaction with or for the benefit of any of its directors or of any person who is connected with or any of its directors (within the meaning of section 1122 CTA 2010):

(i)	except in the usual course of its business; and

(ii)	on terms which are in no respect less favourable to it than normal arms’ length terms;

(n)	appoint new auditors;

(o)	depart from its current accounting, claims handling, claims recording, reserving or actuarial practices or policies or change the accounting reference date of any Group Company;

(p)	save as required by Applicable Laws:

(i)	make any material change in the terms or conditions of employment or engagement of any of its Senior Employees or engage any Senior Employee;

(ii)	provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants other than under any performance bonuses set and paid in the ordinary and usual course of business in accordance with the Companies’ existing policies or under any existing retention arrangements;

(iii)	save where there are reasonable grounds for summary dismissal and after reasonable consultation with the Buyer, dismiss any Senior Employee; or

(iv)	engage or appoint any additional Senior Employee;

(q)	discontinue or amend any employee benefit scheme to any material extent;

(r)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking in any such case other than (i) rights arising under retention of title clauses; and (ii) insurance or reinsurance policies entered into, in each case in the ordinary and usual course of business;

(s)	settle any insurance claim made by any Group Company against its insurers in excess of £200,000 in aggregate between the date of this Agreement and Completion for an amount materially below the amount claimed;

(t)	amend or terminate the Reinsurance Contracts;

(u)	enter into any agreement in respect of the commutation of the reinsurance subject to the Commutation Agreements;

EXECUTION VERSION

(v)	enter into any arrangements with third parties for the provision of funds at Lloyd’s on behalf of the Corporate Members;

(w)	permit, or enter into any agreement with any person for, the transfer of any of the shares or of the business of any Group Company to any person or the transfer of any of the business of any person to any Group Company;

(x)	make any payment of Taxation to a Taxation Authority, other than to the extent that the liability to Taxation arises as a result of transactions, income, profits or gains earned, accrued or received, or payments made (or benefits provided) in the ordinary course of business of any Group Company;

(y)	save in either case to the extent that the Managing Agent is required to do so in accordance with its fiduciary or other duties or obligations to the members of the Syndicates, offer or enter into any commutation, claim settlement or expenses payment agreement which (i) requires or will require payment by or to the Syndicate of an amount in excess of £500,000 or (ii) involves or will involve gross ceded reserves and gross assumed reserves in excess of £500,000 in either a commutation or claim settlement between the Syndicate and a policyholder or reinsurer (as the case may be) in respect of a single policy or between the Syndicate and a policyholder or reinsurer (as the case may be) in respect of more than one policy but in a single communication or settlement; and

(z)	make any ex gratia claims payments to any person where Atrium 5 Limited’s share of such payment is over £200,000, save to the extent that the Managing Agent is required to do so in accordance with its fiduciary or other duties or obligations to the members of the Syndicates.

3	Pending Completion the Seller shall not do any of those matters set out in paragraphs 2(b), (c), (f), (h), (v) or (w) of this Schedule 5 in relation to any Group Company (except as required under this Agreement or with the prior written consent of the Buyer and to the extent permitted under applicable laws).

EXECUTION VERSION

Schedule 6

Definitions and Interpretation

1	In this Agreement:

Accounts means the consolidated audited accounts of the Group for the financial year ended on the Accounts Date

Accounting Standards means the Financial Reporting Standards and Statements of Standard Accounting Practice issued and/or adopted by the Accounting Standards Board and Abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board

Accounts Date means 31 December 2012

Additional Notice Giver has the meaning given to it in clause 2.1(a)

Announcement has the meaning given to it in clause 18.1

Anti-Bribery Laws means any applicable law, rule, regulation or other legally binding measure relating to the prevention of bribery, corruption, fraud or similar activities in any jurisdiction, including the Bribery Act 2010 of the United Kingdom

Applicable Laws means all applicable laws, statutes, statutory guidance, rules and regulations, including the Lloyd’s Regulations and any rules or regulations or directions of any Regulatory Authority;

Auditors means the auditors of the Company namely Ernst & Young LLP

Authorised Companies means the Managing Agent and Atrium Insurance Agency Limited

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in London and Bermuda

Buyer FAL has the meaning given to it in clause 7(d)

Buyer’s Accountants means KPMG LLP, Chartered Accountants, of 15 Canada Square, London E14 5GL

Buyer’s Group means the Buyer and each company which is for the time being a Related Undertaking of the Buyer

Buyer’s Guarantee has the meaning given to it in clause 10.2

Buyer’s Solicitors means Hogan Lovells International LLP of Atlantic House, 50 Holborn Viaduct, London EC1A 2FG

Buyer’s Warranties means the warranties set out in Part B of Schedule 2 to be given by the Buyer to the Seller on the date of this Agreement

EXECUTION VERSION

CA 2006 means the Companies Act 2006

Commutation Agreements means the commutation agreements in the agreed form in relation to the Reinsurance Contracts

Company means Atrium Underwriting Group Limited (company registration number 2860390), further details of which are set out in Part A of Schedule 1

Completion means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 6 and Schedule 3

Completion Date means the first Business Day which is five Business Days after satisfaction of the Conditions, or such other date as may be agreed between the parties

Conditions has the meaning given to it in clause 2.1

Confidential Information means information in any form relating to a Group Company’s business, customers or financial or other affairs, but does not include information which is publicly known at Completion or which subsequently becomes publicly known (other than in either case as a result of a breach of the provisions of a Share Purchase Document by a member of the Seller’s Group

Corporate Members means each of Atrium 1 Limited, Atrium 2 Limited, Atrium 3 Limited, Atrium 4 Limited, Atrium 5 Limited, Atrium 6 Limited, Atrium 7 Limited, Atrium 8 Limited, Atrium 9 Limited, Atrium 10 Limited and 609 Capital Limited

Council means the council constituted by the Lloyd’s Act 1982 and shall include any delegate or persons through whom the council is authorised to act

CTA 2010 means the Corporation Tax Act 2010

Data Room means all correspondence, documents and other information made available by the Seller for inspection by the Buyer and its advisers in the electronic data room hosted for the Seller by BMC Group as appeared at 12pm London time on 3 June 2013 and as is listed in the Data Room Index attached to the Disclosure Letter

Data Room Index means the index detailing the contents of the Data Room dated 3 June 2013 and initialled on behalf of each of the parties for identification purposes only

Disclosure Letter means the letter of the same date as this Agreement from the Seller to the Buyer disclosing certain matters in relation to the Seller’s Warranties, together with all documents attached to it

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same)

EXECUTION VERSION

Escrow Condition has the meaning given to it in clause 6.2

Escrow Failure Date has the meaning given to it in clause 6.5

Excluded Claim means a claim in respect of a breach of (i) the Title and Capacity Warranties; (ii) clauses 4.2 and 4.3; (iii) clause 5; (iv) clause 11; (v) clause 18; (vi) Part C of Schedule 3; (vii) the Taxation Warranties; and (viii) claims under the Taxation Deed

FCA means the UK Financial Conduct Authority empowered under FSMA or any successor authority to any or all of its regulatory functions in the United Kingdom from time to time

Franchise Board means the board established by the Council with that name

FSMA means the Financial Services and Markets Act 2000

funds at Lloyd’s has the meaning given to that expression in the Membership Byelaw (No. 5 of 2005)

Group means the Company and the Subsidiaries and Group Company means any of them

Group FAL means the cash, assets, guarantees, letters of credit and/or other instruments which comprise the funds at Lloyd’s of the Corporate Members immediately prior to the Completion Date, excluding any cash or asset held pursuant to the terms of a Lloyd’s Deposit Trust Deed in the form prescribed by Lloyd’s with reference DTD (Gen) or any assets held in any Premiums Trust Fund of any Corporate Member

Guarantee means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter indemnity to any other person who has provided a Guarantee

Guarantor’s Warranties means the warranties set out in Part C of Schedule 2 to be given by the Buyer to the Seller on the date of this Agreement

HMRC means HM Revenue and Customs

holding company means a holding company (as defined by section 1159 CA 2006) or a parent undertaking (as defined by section 1162 CA 2006) and in interpreting those sections for the purposes of this Agreement, a company is to be treated as the holding company or the parent undertaking (as the case may be) of another company even if its shares in the other company are registered in the name of (i) a nominee, or (ii) any party holding security over those shares, or that secured party’s nominee

Incentive Arrangements means the LTIP and the MSP

ING means ING Bank, N.V., London Branch

EXECUTION VERSION

ING Deed of Release means a deed of release in relation to the ING Facility Agreement made on or about the date hereof between ING as security trustee, the Company as account party, Arden Holdings Limited as guarantor, Arden Reinsurance Company Limited as reinsurer and Atrium 5 Limited

ING Facility Agreement means a credit facility agreement dated 28 November 2011 (as amended and supplemented from time to time) made between the Company as account party, Arden Holdings Limited as guarantor, Arden Reinsurance Company Limited as reinsurer, the banks and financial institutions listed in schedule 1 thereto as banks and ING as issuing bank, agent and security trustee

ING Facility Documents means the ING Facility Agreement and any other related documents

ING Letter of Credit means the letter of credit numbered DTGBLG404674 dated 28 November 2011 as amended on 15 May 2012 in the amount of USD 74,000,000 issued by ING which comprises the funds at Lloyd’s of Atrium 5 Limited immediately prior to the Completion Date

ING Lien Termination Letter means a lien termination letter in relation to the ING Facility Agreement made on or about the date hereof between ING as security trustee, the Company as account party, Arden Holdings Limited as guarantor, Arden Reinsurance Company Limited as reinsurer and Atrium 5 Limited

Information Memorandum means the document prepared by the Seller and Keefe, Bruyette and Woods dated December 2012 and entitled “Project Cupola: Information Pack”

Intellectual Property Rights has the meaning given in paragraph 16.1 of Schedule 2

Inter-Company Payable Debt means all borrowings and indebtedness in the nature of borrowing owed by the Group Companies to the Seller or any member of the Seller’s Group but not Trade Debts including any amounts owed in respect of Taxation or in relation to the surrender or purported surrender of any Relief or the making or agreement to make any claim or election which has a similar effect (including for any profit or gain to be deemed to be realised by any person)

Inter-Company Receivable Debt means borrowings and indebtedness in the nature of borrowing owed to any of the Group Companies by the Seller or any member of the Seller’s Group but not Trade Debts including any amounts owed in respect of Taxation or in relation to the surrender or purported surrender of any Relief or the making or agreement to make any claim or election which has similar effect (including for any profit or gain to be deemed to be realised by any person)

Leakage means any payment or assumption of a liability or transfer by or loss of value from (excluding Permitted Leakage as defined below) a Group Company which is or is in the nature of:

(a)	a dividend (whether in cash or in specie) or other distribution or return of capital including a redemption, repurchase or reduction of any share capital;

EXECUTION VERSION

(b)	a payment to or for the benefit of any member of the Seller’s Group or any of their shareholders (including in respect of management fees or professional advisers’ fees and expenses in connection with the transactions contemplated by this Agreement);

(c)	a bonus (other than a bonus to which a person is contractually entitled) or other form of ex gratia award or payment paid to any person;

(d)	a payment of, or in respect of, Taxation which is payable as a result of any tax grouping or consolidation or under any group payment arrangement;

(e)	an asset transfer, purchase or disposal between a Group Company and any member of the Seller’s Group or any of their shareholders otherwise than in the ordinary course of business on arm’s length market terms;

(f)	the entry, amendment or termination of a contract or arrangement between a Group Company and any member of the Seller’s Group or any of their shareholders;

(g)	lending, borrowing or the payment of interest payments between a Group Company and any member of the Seller’s Group or any of their shareholders;

(h)	a guarantee, indemnity or security to support the obligations or liabilities of any member of the Seller’s Group or any of their shareholders;

(i)	the waiver, forgiveness or discount of sums owing from any member of the Seller’s Group (or any of their shareholders) to a Group Company;

(j)	any agreement or other commitment (whether or not legally binding) by a Group Company to do or undertake to do any of the foregoing matters

Leakage Undertaking means the covenant and undertaking contained in clause 4.2

ITA means the Income Tax Act 2007

Lloyd’s means the society incorporated by the Lloyd’s Act 1871 with the name Lloyd’s

Lloyd’s Controller has the meaning given to it in clause 2.1(b)

Lloyd’s Regulations means any requirement imposed by any byelaw or regulation or code of practice made under the Lloyd’s Acts 1871 to 1982, any condition or requirement imposed or direction given under any such byelaw or regulation or code of practice, any direction given under section 6 of the Lloyd’s Act 1982, any requirement imposed by or under any undertaking given by any Group Company to the Council and any other requirement imposed or direction given by the Council

Long Stop Date has the meaning given it in clause 2.2

Losses means all claims, liabilities, damages, losses compensation, awards, costs, expenses, charges, fines, penalties and other outgoings but excluding any indirect or consequential losses, loss of profit and loss of revenue

LTIP means the Arden Holdings Limited Amended and Restated 2005 Long-Term Incentive Plan

EXECUTION VERSION

Managing Agent means Atrium Underwriters Limited

Managing Agent’s Agreements means the managing agent’s agreements in the form prescribed by the council and made between the Managing Agent and the members of the Syndicates

Material means, unless otherwise expressed, material in the context of the business, assets, liabilities or financial condition of the Group taken as a whole and Materially shall be construed accordingly

Material Contracts has the meaning given to it in paragraph 10.1 of Schedule 2

MSP means the Atrium Underwriting Group Limited Matching Share Plan

Notified Address has the meaning given to it in clause 27.3

Outwards Reinsurance Contracts means any contract in effect as at 1 January 2013 pursuant to which any Group Company benefits from reinsurance protection from any other person

Permitted Leakage means:

(a)	any payment by a Group Company pursuant to the Reinsurance Contracts (to the extent agreed in writing in advance by the Buyer and the Buyer hereby consents to the payment of the net amount of the Balance of £8,368,899.63 currently due to Arden Reinsurance Company Ltd.) and/or the Commutation Agreement;

(b)	any payment by a Group Company which is agreed by the Buyer to be Permitted Leakage;

(c)	any payments up to the aggregate amount of USD$4,826,351 made to the Seller by way of recharge or reimbursement by a Group Company in respect of the Incentive Arrangements awards relating to the 2011, 2012 and 2013 LTIP grants and the MSP which shall for the avoidance of doubt include any such payment relating to awards, issues or acquisition of shares to which employees of the Group become entitled by reason of Completion, but shall not include any extra-contractual benefits provided in connection with the Incentive Arrangements (but which are not granted under the Incentive Arrangements) at the discretion of the Seller or any member of the Seller’s Group;

(d)	any payment up to the aggregate amount of USD$375,000 made by a Group Company to the Seller or any member of the Seller’s Group in respect of (and not exceeding the amount of) the fees or other amounts payable to ING in respect of the letters of credit comprising the Group FAL;

(e)	any repayment of Inter-Company Payable Debt which is in the ordinary course and consistent with past practice , provided that, in the case of any payment or repayment of any amount under any agreement or other arrangement relating to:

(i)	the surrender or allocation of any Relief; or

EXECUTION VERSION

(ii)	any election by two companies to treat a disposal, a loss or a gain made or realised by one of those companies as having been made or realised by the other of those companies,

the amount of such payment or repayment does not exceed the amount of Taxation saved as a result of such Relief or election;

(f)	any payment by a Group Company to the extent to which it has been accrued for, or is provided for, in the Accounts;

(g)	any payment made under any arrangements whereby a person (other than a Group Company) either assumes responsibility for or habitually pays any Taxation on behalf of others, where the payment made by the Group Company is in the ordinary course of business and is in respect of Taxation attributable to, or in respect of, any activities (including, without limitation, the making of supplies by or to, the earning of profits by or the payment of sums by) of that, or another, Group Company, including (without limitation):

(i)	any payment in respect of VAT which is attributable to any supplies made or received by that Group Company (net of any input tax that would be recoverable by any such company, if it were not part of a VAT grouping);

(ii)	any payment in respect of corporation tax; and which is attributable to the profits made by that Group Company;

(iii)	any payment in respect of insurance premium tax which is attributable to premiums charged by that Group Company; or

(h)	any Leakage between the Group Companies

Permitted Method has the meaning given to it in clause 27.2

PRA means the Prudential Regulation Authority empowered under FSMA or any successor authority to any or all of its regulatory functions in the United Kingdom from time to time

Premiums Trust Fund means any fund to which premiums received by or on behalf of a Corporate Member in connection with its underwriting business at Lloyd’s are required to be carried pursuant to any trust deed

Proceedings has the meaning given to it in clause 31.1

Properties means the properties, details of which are set out in the Data Room

Purchase Price means USD$183,000,000

Regulated Company has the meaning given to it in paragraph 8.1 of Schedule 2

EXECUTION VERSION

Regulatory Authority means any person, body, authority, government, local government, regulatory agency, trade agency, with regulatory, enforcement, administrative and/or criminal law powers in any jurisdiction and includes the FSA, PRA, FCA and Lloyd’s

Regulatory Permissions has the meaning given to it in paragraph 8.1 of Schedule 2

Reinsurance Contracts means the quota share reinsurance contracts currently in force between certain of the Corporate Members and Arden Reinsurance Company Ltd. copies of which are contained in the Data Room

Related Undertaking in relation to any company means any subsidiary or holding company of that company or any subsidiary of any such holding company recognised investment exchange shall bear the meaning set out in section 285(1) FSMA

Relevant Authority means the FCA, PRA, the Franchise Board, the Council and the Monetary Authority of Singapore and Relevant Authorities means two or more of them

Relevant Body has the meaning given to it in clause 18.2

Relevant Claim means a claim by the Buyer under or in respect of this Agreement

Relief means any loss, relief, allowance, exemption, set-off, deduction, credit or other relief relating to any Taxation or to the computation of income, profits or gains for the purposes of any Taxation

Representatives means, in relation to any person, its directors, officers, employees, agents, advisers, accountants and consultants

Required Submissions has the meaning given to it in clause 2.5

Reserves has the meaning given to it in clause 8.11(a)

Sale Shares means the entire issued share capital of the Company

Seller’s Group means the Seller and each company which is for the time being a Related Undertaking of the Seller other than any Group Company

Seller’s Solicitors means Norton Rose Fulbright LLP of 3 More London Riverside, London SE1 2AQ

Seller’s Warranties means the warranties set out in Part A of Schedule 2 to be given by the Seller to the Buyer on the date of this Agreement and Seller’s Warranty means any of them

Senior Employee means any employee employed by any Group company who is entitled to a basic salary (on the basis of full time employment) in excess of £100,000 per annum

Share Purchase Documents means this Agreement, the Taxation Deed and the Disclosure Letter

EXECUTION VERSION

Subsidiaries means the companies and undertakings specified in Part B of Schedule 1 and Subsidiary means any of them subsidiary means a subsidiary undertaking (as defined by section 1162 CA 2006) or a subsidiary (as defined by section 1159 CA 2006) and in interpreting those sections for the purposes of this Agreement, a company is to be treated as a member of a subsidiary or member of a subsidiary undertaking as the case may be even if its shares are registered in the name of (i) a nominee, or (ii) any party holding security over those shares, or that secured party’s nominee

Surviving Provisions means Clause 6.11, Clause 6.12, Clause 14 (Entire Agreement), 18 (Announcements and confidentiality), 27 (Notices), 30 (Governing Law) and 31 (Jurisdiction)

Syndicates means the syndicates numbered 570 and 609 at Lloyd’s and Syndicate means any one of them

Taxation means:

(a)	all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere, payable to or imposed by any Taxation Authority (including for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)	all charges, interest, penalties and fines incidental or relating to any Taxation falling within paragraph (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation

Taxation Authority means HMRC or any other revenue, customs, fiscal, governmental, statutory, state or provincial authority, body or person, whether of the United Kingdom or elsewhere, competent to collect or administer Taxation

Tax Claim means any claim in respect of the Taxation Warranties

Taxation Deed means the taxation deed in the agreed form entered, or to be entered, into between the Seller and the Buyer

Taxation Warranties means the Seller’s Warranties contained in paragraph 19 of Part A of Schedule 2

Title and Capacity Warranties means the Seller’s Warranties contained in paragraphs 1, 2 and 3.3 of Part A of Schedule 2

Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods and/or services supplied

VAT means valued added tax

EXECUTION VERSION

Warranties means the Seller’s Warranties, the Buyer’s Warranties and the Buyer’s Guarantor’s Warranties and Warranty means any of them.

2	In this Agreement, unless the context requires otherwise:

(a)	a document expressed to be in the agreed form means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf for the purposes of identification;

(b)	the table of contents table and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(c)	references to clauses and Schedules are to clauses of and Schedules to, this Agreement, references to this Agreement include its Schedules, and references to a part or paragraph are to a part or paragraph of a Schedule to this Agreement;

(d)	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as from time to time amended in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(e)	words importing the singular include the plural and vice versa, words importing a gender include every gender, and references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity;

(f)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(g)	references to time are to London time;

(h)	the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as “include”, “including”, “other” and “in particular” shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(i)	the word “company”, except where used in reference to the Company, shall be deemed to include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or formed after the date of this Agreement; and

(j)	reference to a person having control of another person, or being controlled by another person, or being under common control with another person shall be construed as referring to control within the meaning of any of sections 450 and 707 CTA 2010 and sections 995(1) to 995(3) (inclusive) ITA 2007.

3	In this Agreement, unless the context requires otherwise, a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes:

(a)	any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it; and

EXECUTION VERSION

(b)	any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except to the extent that the liability of any party is thereby increased or extended, and any such statute, statutory provision or subordinate legislation as is in force at the date of this Agreement shall be interpreted as it is interpreted at the date of this Agreement and no account shall be taken of any change in the interpretation of any of the foregoing by any court of law or tribunal made after the date of this Agreement.

EXECUTION VERSION

Executed as a deed by ARDEN HOLDINGS LIMITED	/s/ Richard Lutenski

acting by Richard Lutenski, a director,	Director

in the presence of:

/s/ Edward Martin
SIGNATURE OF WITNESS

Witness name:	Edward Martin

Witness address:	Windsor Place, 3rd Floor

22 Queen Street, Hamilton HM11

Witness occupation:	Lawyer

Executed as a deed by ALOPUC LIMITED	/s/ Derek Reid

acting by Derek Reid, a director,	Director

in the presence of:

/s/ Paul Miles
SIGNATURE OF WITNESS

Witness name:	Paul Miles

Witness address:	17 Buckingham Avenue

Shoreham By Sea, West Sussex, BN43SGL

Witness occupation:	Commutations Manager

EXECUTION VERSION

Executed as a deed by KENMARE HOLDINGS LTD	/s/ Adrian C. Kimberley

acting by Adrian Kimberley, a director,	Director

in the presence of:

/s/ Edward Martin
SIGNATURE OF WITNESS

Witness name:	Edward Martin

Witness address:	Windsor Place, 3rd Floor

22 Queen St., Hamilton HM11

Witness occupation:	Lawyer